                                                                     Exhibit 4.3


================================================================================


                      SERIES A PREFERRED STOCK AND WARRANT
                               PURCHASE AGREEMENT


                                  by and among



                   THE PURCHASERS LISTED ON EXHIBIT A HERETO



                                      and


                                CELLOMICS, INC.






                          Dated as of January 21, 1998


================================================================================

                               TABLE OF CONTENTS

                                                                                  PAGE NO.
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SECTION 1 - AUTHORIZATION, PURCHASE AND SALE OF SHARES
            AND WARRANTS

1.1     Authorization of the Shares ..............................................  1
1.2     Sale and Purchase of the Shares and Warrants..............................  1
1.3     Certain Defined Terms ....................................................  2


SECTION 2 - CLOSINGS, PAYMENT AND DELIVERY

2.1     Closing Dates ............................................................  2
2.2     Place of Closings ........................................................  3
2.3     Closing Payment and Delivery .............................................  4


SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE
           COMPANY

3.1     Organization and Standing; Articles and By-Laws...........................  4
3.2     Corporate Power ..........................................................  5
3.3     Subsidiaries .............................................................  5
3.4     Capitalization ...........................................................  5
3.5     Authorization ............................................................  5
3.6     Contracts; Insurance .....................................................  6
3.7     Financial Information ....................................................  7
3.8     Absence of Undisclosed Liabilities .......................................  8
3.9     Absence of Certain Changes ...............................................  8
3.10    Taxes ....................................................................  9
3.11    Transactions with Affiliates .............................................  9
3.12    Litigation ...............................................................  9
3.13    Consents ................................................................. 10
3.14    Title to Properties; Liens and Encumbrances .............................. 10
3.15    Leases ................................................................... 10
3.16    Franchises, Licenses, Trademarks, Patents and Other Rights................ 10
3.17    Issuance Taxes ........................................................... 11
3.18    Offering ................................................................. 11
3.19    Compliance with Other Instruments ........................................ 12
3.20    Employees ................................................................ 12

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3.21    Business of the Company .................................................. 13
3.22    Use of Proceeds .......................................................... 14
3.23    Applicability of, and Compliance With, Other Laws ........................ 14
3.24    Indebtedness ............................................................. 16
3.25    Condition of Properties .................................................. 16
3.26    Insurance Coverage ....................................................... 16
3.27    Registration Rights ...................................................... 17
3.28    SEC Reports .............................................................. 17
3.29    Illegal or Unauthorized Payments; Political Contributions ................ 17
3.30    Qualified Small Business Stock ........................................... 17
3.31    Effectiveness of Merger .................................................. 17
3.32    Disclosure ............................................................... 18


SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PURCHASERS;
            CERTAIN AGREEMENTS OF THE BRIDGE INVESTORS

4.1     Representation and Warranties of the Purchasers .......................... 18

4.2     Certain Agreements of the Bridge Investors ............................... 19

SECTION 5 - CONDITIONS TO CLOSING OF PURCHASERS

5.1     Representations and Warranties Correct ................................... 20
5.2     Performance .............................................................. 20
5.3     Compliance Certificate ................................................... 20
5.4     Opinion of Company's Counsel ............................................. 21
5.5     Good Standing Certificates ............................................... 21
5.6     Legal Investment ......................................................... 21
5.7     Qualifications ........................................................... 21
5.8     Filing of Restated Certificate ........................................... 21
5.9     Proceedings and Documents ................................................ 21
5.10    Provisions of By-Laws .................................................... 21
5.11    Shareholders' Agreement .................................................. 21
5.12    Management Rights Letters ................................................ 22
5.13    Board of Directors; Indemnification ...................................... 22
5.14    Key Person Life Insurance ................................................ 22
5.15    Annual Plan .............................................................. 22
5.16    Merck Beta Site .......................................................... 22
5.17    Conversion of Bridge Notes ............................................... 22
5.18    Compensation of Gerard Klauer Mattison & Co., LLC and Barry Bloom......... 22

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SECTION 6 - CONDITIONS TO CLOSING OF COMPANY

6.1     Representations .......................................................... 23
6.2     Legal Investment ......................................................... 23
6.3     Restated Certificate ..................................................... 23
6.4     Shareholders' Agreement .................................................. 23

SECTION 7 - COVENANTS OF THE COMPANY

7.1     Basic Financial Information .............................................. 23
7.2     Additional Information and Rights ........................................ 25
7.3     Prompt Payment of Taxes, etc ............................................. 26
7.4     Maintenance of Properties and Leases ..................................... 26
7.5     Insurance ................................................................ 27
7.6     Accounts and Records ..................................................... 27
7.7     Compliance with Requirements of Governmental Authorities ................. 27
7.8     Maintenance of Corporate Existence, etc .................................. 28
7.9     Availability of Common Stock for Conversion of Series A Preferred
         and Exercise of Warrants ................................................ 28
7.10    Proprietary Information Agreement and Key Employee Agreement ............. 28
7.11    Officer and Director Indemnity ........................................... 28
7.12    Qualified Small Business Stock ........................................... 29
7.13    Chief Executive Officer .................................................. 29
7.14    Use of Proceeds .......................................................... 29
7.15    Expenses of Board Members ................................................ 29
7.16    Securities Law Filings ................................................... 29
7.17    Audited Financial Statements ............................................. 29
7.18    Compliance by Subsidiaries ............................................... 29
7.19    Stock Option Plan ........................................................ 30

SECTION 8 - NEGATIVE COVENANTS

8.1     Changes in Type of Business .............................................. 30
8.2     Conflicting Agreements ................................................... 30
8.3     Employee Stock Plans ..................................................... 30
8.4     Indebtedness ............................................................. 30
8.5     Capital Expenditure ...................................................... 30
8.6     Related Party Transactions ............................................... 31

                                                                                  PAGE NO.
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SECTION 9 - RESTRICTIONS ON TRANSFERABILITY OF
            SECURITIES; COMPLIANCE WITH SECURITIES ACT;
            REGISTRATION RIGHTS

9.1     Restrictions on Transferability .......................................... 31
9.2     Certain Definitions ...................................................... 31
9.3     Restrictive Legend ....................................................... 32
9.4     Notice of Proposed Transfers and Securities Act Compliance ............... 33
9.5     Requested Registration ................................................... 34
9.6     Company Registration ..................................................... 36
9.7     Registration on Form S-3 ................................................. 37
9.8     Expenses of Registration ................................................. 38
9.9     Registration Procedures .................................................. 39
9.10    Indemnification and Contribution ......................................... 39
9.11    Information by Holder .................................................... 41
9.12    Limitations on Registration of Issues of Securities ...................... 42
9.13    Rule 144 Reporting ....................................................... 42
9.14    Transfer of Registration Rights .......................................... 43
9.15    "Market Stand-Off" Agreement ............................................. 43

SECTION 10 - DEFINITIONS .......................................................... 43

SECTION 11 - MISCELLANEOUS

11.1    Governing Law ............................................................ 49
11.2    Survival ................................................................. 49
11.3    Successors and Assigns ................................................... 49
11.4    Entire Agreement ......................................................... 49
11.5    Notices, etc ............................................................. 50
11.6    Delays or Omissions ...................................................... 50
11.7    Rights; Separability ..................................................... 50
11.8    Agent's Fees and Services ................................................ 50
11.9    Legal Fees and Expenses .................................................. 51
11.10   Titles and Subtitles ..................................................... 51
11.11   Counterparts ............................................................. 51

                                LIST OF EXHIBITS

Exhibit A  -  Schedule of Purchasers

Exhibit B  -  Restated Certificate of Incorporation (4)

Exhibit C  -  Form of Common Warrant  (5)

Exhibit D  -  Form of Preferred Warrant (6)

Exhibit E  -  Milestones for Second Closing

Exhibit F  -  Schedule of Exceptions (2)

Exhibit G  -  Form of Proprietary Information Agreement (10)

Exhibit H  -  Form of Key Employee Agreement (11)

Exhibit I  -  Form of Opinion of Counsel (13)

Exhibit J  -  Shareholders' Agreement (7)

Exhibit K  -  Form of Management Rights Letter (8)

                            SERIES A PREFERRED STOCK
                         AND WARRANT PURCHASE AGREEMENT


         THIS SERIES A PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 21st day of January, 1998, by and among CELLOMICS, INC. (the "Company"), a Delaware corporation having offices at 635 William Pitt Way, Pittsburgh, Pennsylvania 15328 and each of the parties listed on the Schedule of Purchasers attached hereto as Exhibit A (the "Schedule of Purchasers"). The parties listed on the Schedule of Purchasers are hereinafter referred to collectively as the "Purchasers".

         WHEREAS, the Company desires to issue and sell, and the Purchasers desire to purchase, certain securities of the Company;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the Company and the Purchasers, severally and not jointly, hereby agree as follows:


                                   SECTION 1

         AUTHORIZATION, PURCHASE AND SALE OF SHARES AND WARRANTS

         1.1 AUTHORIZATION OF THE SHARES. The Company has, or before the First Closing (as defined in Section 2.1 hereof) will have, authorized the issuance and sale of (i) up to One Million Nine Hundred Sixty-Six Thousand Six Hundred Eighteen (1,966,618) shares of Series A Preferred Stock, par value $.01 per share of the Company (the "Series A Preferred"), having the rights, restrictions, privileges and preferences as set forth in the Restated Certificate of Incorporation of the Company (he "Restated Certificate"), the form of which is attached to this Agreement as Exhibit B, (ii) Common Stock Subscription Warrants, substantially in the form of Exhibit C attached hereto (each a "Common Warrant" and, collectively, the "Common Warrants") to purchase up to an aggregate of One Hundred Seventy-Seven Thousand Nine Hundred Thirty-Six (177,936) shares of Common Stock, par value $.01 per share of the Company (the "Common Stock"), subject to adjustment as provided in the Common Warrants, and
(iii) Series A Preferred Stock Purchase Warrants, substantially in the form of Exhibit D attached hereto (each a "Preferred Warrant" and, collectively, the "Preferred Warrants"), to purchase up to an aggregate of Fifty-Seven Thousand Eight Hundred Twenty-Nine (57,829) shares of Series A Preferred, subject to adjustment as provided in the Preferred Warrants.

         1.2 SALE AND PURCHASE OF THE SHARES AND WARRANTS. Upon and subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, at each Closing (as defined in Section 2.1 hereof) the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the

Company at such Closing, (i) that number of shares of Series A Preferred set forth opposite such Purchaser's name on the Schedule of Purchasers for such Closing (all such shares being collectively referred to as the "Shares"), (ii) Common Warrants to purchase the number of shares of Common Stock set forth opposite such Purchaser's name on the Schedule of Purchasers for such Closing, if any, and (iii) Preferred Warrants to purchase the number of shares of Series A Preferred set forth opposite such Purchaser's name on the Schedule of Purchasers for such Closing, if any.

         1.3 CERTAIN DEFINED TERMS. Certain capitalized terms used in this Agreement shall have the respective meanings ascribed to them in Section 10 hereof.


                                   SECTION 2

                         CLOSINGS, PAYMENT AND DELIVERY

         2.1 CLOSING DATES.

         (a) Subject to the terms and provisions of this Agreement, the initial closing (the "First Closing") of the purchase and sale of Shares and Warrants hereunder shall be in the amounts set forth under the columns entitled "First Closing" on the Schedule of Purchasers. Warrants are issuable to the Purchasers in connection with the First Closing, but not in connection with the Second Closing (as defined below). The First Closing shall be by and among the Company and the Purchasers specified on the Schedule of Purchasers and shall be held on the date (the "First Closing Date") of, and immediately following, the final execution and delivery of at least one counterpart of this Agreement by the Company and the Purchasers, or such other date as shall have been agreed to by the Company and the Purchasers.

         (b) Subject to the terms and provisions of this Agreement, an additional closing (the "Second Closing") of the purchase and sale of Shares hereunder shall be in the amounts set forth under the column entitled "Second Closing" on the Schedule of Purchasers, subject to the provisions of Sections 2.1(c). The Second Closing shall be by and to the Purchasers specified in the Schedule of Purchasers and shall be held on such date (the "Second Closing Date") as shall have been agreed to by the Company and such Purchasers after the following conditions have been met; provided, however, that the Second Closing shall occur no later than sixty (60) days after the conditions set forth below are satisfied unless the Company and the Purchasers who are to participate in the Second Closing mutually agree otherwise:

                  (i) The First Closing shall have been completed;


                  (ii) The directors of the Company elected by the Purchasers as holders of the Series A Preferred shall have determined that the Company has achieved milestones numbered 1, 2 and 3 on Exhibit E attached hereto and at least two of the other three milestones set forth on Exhibit E attached hereto, and written evidence of such determination shall have been provided to the Purchasers who are to participate in the Second Closing; and

                  (iii) The Company shall have satisfactorily complied with the provisions of Section 5 hereof.

         The First Closing and the Second Closing are sometimes hereinafter referred to together as the "Closings" and each as a "Closing," and the First Closing Date and the Second Closing Date are sometimes hereinafter referred to together as the "Closing Dates" and each as a "Closing Date."

         (c) Notwithstanding the provisions of Section 2.1(b) or any other provision of this Agreement to the contrary:

                  (i) In the event that, prior to the satisfaction of the conditions to the Second Closing set forth in Section 2.1(b), the Company closes a Subsequent Financing, then the Company may, by written notice delivered to the Purchasers within ten (10) days of the closing of such Subsequent Financing, elect to reduce the number of Shares to be purchased at the Second Closing by One Hundred Seventy-Seven Thousand Nine Hundred Thirty-Six (177,936) Shares and the amount payable by the Purchasers at the Second Closing shall thereupon be reduced by $1,000,000. In such event, the reduction in the number of Shares to be issued to the Purchasers at the Second Closing, and the reduction in the amount to be paid by each Purchaser upon the Second Closing, shall be allocated among the Purchasers participating in the Second Closing pro rata based upon the number of Shares and the purchase price originally allocated to such Purchaser with respect to the Second Closing, as set forth on the Schedule of Purchasers; and

                  (ii) In the event that prior to the satisfaction of the conditions to the Second Closing set forth in Section 2.1(b), the Board approves the consummation of a Qualified Public Offering and authorizes the officers of the Company to take actions in furtherance of such an offering, then the Company may, by written notice delivered to the Purchasers within three (3) days of such approval, elect to terminate the Company's rights and obligations and the Purchasers' rights and obligations with respect to the Second Closing, whereupon neither the Company nor the Purchasers shall have any further right or obligation to consummate the Second Closing.

         2.2 PLACE OF CLOSINGS. The place of each Closing (including the place of delivery to the Purchasers by the Company of the certificates evidencing all Shares and Warrants, if any, being purchased at such Closing and the place of payment to the Company by the Purchasers of the purchase price therefor) shall be at the offices of Shipman & Goodwin LLP, One American Row, Hartford, Connecticut 06103-2819, or such other place as shall have been agreed to by the Company and the Purchasers.

         2.3 CLOSING PAYMENT AND DELIVERY. Subject to Section 2.1(c), at each of the First Closing and the Second Closing, each Purchaser will pay to the Company by wire transfer or, in the case of the First Closing, by conversion of a Bridge Note as set forth on the Schedule of Purchasers, the amount set forth opposite such Purchaser's name under the appropriate column for such Closing in the column labeled "Total Investment" on the Schedule of Purchasers; and the Company will deliver to each Purchaser a certificate or certificates registered in the Purchaser's name (or in such name or names as otherwise designated by such Purchaser) representing the number of Shares and a Common Warrant or a Preferred Warrant, as the case may be, for the number of shares of Common Stock or Series A Preferred, as the case may be, to be purchased at such Closing, if any, in each case, as set forth opposite such Purchaser's name under the appropriate column for such Closing on the Schedule of Purchasers.


                                   SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as expressly set forth (with reference to a paragraph in this Section 3) on the Schedule of Exceptions attached hereto as Exhibit F (the "Schedule of Exceptions"), the Company hereby represents and warrants to the Purchasers as follows:

         3.1 ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified, licensed or domesticated as a foreign corporation in each jurisdiction wherein the nature of its activities or properties owned or leased by it makes such qualification, licensing or domestication necessary. The Schedule of Exceptions sets forth the jurisdictions in which the Company is qualified, licensed or domesticated as a foreign corporation. The Company has all requisite power, governmental licenses, authorization consents and approvals to own the properties owned by it and to conduct the business as it is being conducted by it and as contemplated by the Company's business plan (the "Business Plan"), a true and correct copy of which has been given to the Purchasers and special counsel for the Purchasers. The Schedule of Exceptions sets forth all jurisdictions in which the Company owns or leases property or engages in material activity.

         (b) The Company has furnished special counsel for the Purchasers with true, correct and complete copies of the Company's Certificate of Incorporation and By-Laws, and all amendments thereto through and including the First Closing Date or the Second Closing Date, as applicable, and copies of the minutes of all Board of Directors, Committees of the Board of Directors and shareholders meetings of the Company. Prior to the First Closing, the Company shall have properly filed and recorded the Restated Certificate with the Secretary of the State of Delaware. The Company is not in breach of any of the provisions of the Restated Certificate or its By-Laws.

         3.2 CORPORATE POWER. The Company has all requisite corporate power to enter into this Agreement and each of the Financing Documents and will have on each Closing Date all requisite corporate power to sell the Shares and the Warrants to be sold on such Closing Date and to carry out and perform its obligations under the terms of this Agreement and each of the Financing Documents.

         3.3 SUBSIDIARIES. The Company has no Subsidiaries and, except as set forth in the Schedule of Exceptions, does not own of record or beneficially any capital stock or equity interest or investment in any corporation, partnership, association or business entity.

         3.4 CAPITALIZATION. The Schedule of Exceptions contains a true and correct list of all securities of the Company (including the amounts thereof) outstanding immediately prior to the First Closing, and the holders of any interest in such securities. Immediately prior to the First Closing, the Company's authorized capital stock will consist of (a) Five Million shares of Common Stock, of which One Million One Hundred Twenty-Eight Thousand Six Hundred Fifty (1,128,650) shares will be issued and outstanding, and (b) Two Million Twenty-Four Thousand Five Hundred (2,024,500) shares of Series A Preferred, none of which will be issued and outstanding. Upon consummation of each Closing, all issued and outstanding shares of capital stock of the Company will have been duly authorized and validly issued, will be fully paid and nonassessable, will be owned of record and beneficially by the shareholders and in the amounts set forth in the Schedule of Exceptions, and will have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws. Except as set forth in the Schedule of Exceptions and the Shareholders' Agreement, there are no outstanding pre-emptive or other preferential rights, conversion rights or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any shares of its capital stock. No holder of Common Stock has granted (to the best of the Company's belief) any option or other right to purchase from such shareholder any interest in any share of Common Stock. The Company holds no shares of its capital stock in its treasury.

         3.5 AUTHORIZATION. All action on the part of the Company and its directors and shareholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement and each of the Financing Documents and for the consummation of the transactions contemplated herein and therein, and for the authorization, issuance and delivery of the Shares, the Warrants, the Conversion Shares and the Warrant Shares has been taken or will be taken prior to the First Closing. This Agreement and each of the Financing Documents is, or upon execution will be, a valid and binding obligation of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally. The execution and delivery by the Company of this Agreement and each of the Financing Document, and compliance herewith and therewith, and the offer, issuance and sale of the Shares, the Warrants, the Conversion Shares and the Warrant Shares will not, with or without notice or the passage of time or both, result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under any provision of, (i) any state or federal law to which the Company is subject, (ii) the Restated Certificate or By-Laws, as amended, or (iii) any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company is a party or, by which it or any of its property is bound, or may be affected, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term or give any other person or entity the right to accelerate the time for performance of any obligation of the Company, except, with respect to clause (iii) only, for any such violations, conflicts, breaches, defaults or other occurrences which would not have a material adverse effect upon the condition, financial or otherwise, or the operations of the Company. No shareholder has any pre-emptive rights or rights of first refusal by reason of or in connection with the issuance of the Shares, the Warrants, the Conversion Shares or the Warrant Shares. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances. The Conversion Shares and the Warrant Shares have been duly and validly reserved (and are in addition to any other shares reserved for any other purpose) and are not subject to any pre-emptive rights or rights of first refusal and, upon issuance, will be validly issued, fully paid and nonassessable.

         3.6 CONTRACTS; INSURANCE. The Schedule of Exceptions sets forth a true and correct list of all contracts, obligations, commitments, agreements, plans and the like, whether written or oral, and all administrative, judicial and similar orders to which the Company is a party or by which it or any of its properties is bound, including, without limitation, the following:

                  (a) Any employment, bonus or consulting agreement, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plan, or agreement evidencing rights to purchase securities or phantom stock of the Company or any agreement among shareholders of the Company;

                  (b) Any loan or other agreement, note, indenture or instrument relating to, or evidencing, indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any property of the Company or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other parry;

                  (c) Any agreement with any dealer, sales representative, broker or other distributor, jobber, advertiser or sales agency;

                  (d) Any agreement with any labor union or collective bargaining organization or any other labor agreement;

                  (e) Any contract for the furnishing, purchase or lease of machinery, equipment, goods or services (including, without limitation, any agreement with processors and subcontractors);

                  (f) Any indenture, agreement or other document (including private placement brochures) relating to the future sale or repurchase of securities, excluding, however, this Agreement and the Financing Documents;

                  (g) Any agreement to register under the Securities Act any of the securities of the Company;

                  (h) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses;

                  (i) Any agreement (other than distributorship agreements or similar agreements providing for the distribution of Company's products with dealers, distributors and sales representatives of the Company) limiting the freedom of the Company to compete in any line of business or in any geographic area or with any party; and

                  (j) Any agreement providing for disposition of any line of business, assets or securities of the Company, or any agreement with respect to the acquisition of any line of business, assets or shares of any other business, any agreement of merger or consolidation or letter of intent with respect to the foregoing.

         Notwithstanding anything to the contrary herein, the Schedule of Exceptions may exclude any contract which (i) the Company and/or each Subsidiary has entered into in the ordinary course of business, and (ii) obligates the Company and/or each Subsidiary to make payments only, which payments in the aggregate do not exceed $20,000. A copy of each contract and commitment listed on the Schedule of Exceptions has been delivered to special counsel for the Purchasers. The Company has complied with all material provisions of each such contract and commitment. No event has occurred and no condition exists which with notice or the passage of time or both would constitute a default by the Company or, to the Company's knowledge, by any other party thereto, under any such contract or commitment. To the Company's knowledge, no party to such contract or commitment has threatened to terminate or has any intention of terminating its obligations thereunder.

         3.7 FINANCIAL INFORMATION. Copies of the unaudited balance sheets of the Company dated December 31, 1995 and December 31, 1996, respectively (the unaudited balance sheet dated December 31, 1996 being referred to herein as the "Balance Sheet") and the related statements of operations and accumulated deficit and cash flows for the years then ended (collectively, the "Financial Statements") have been delivered to the Purchasers and special counsel for the Purchasers, present fairly, in all material respects, the financial position of the Company as of such dates, have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, except for those changes promulgated and required by accounting authority, and show all material liabilities, absolute or contingent, of the Company required to be recorded thereon in accordance with U.S. generally accepted accounting principles as of the dates thereof. Copies of the unaudited balance sheet of the

Company dated November 30, 1997 and the related statements of operations and accumulated deficit and cash flows for the eleven months then ended have been delivered to the Purchasers and special counsel for the Purchasers, are accurate and complete, and present fairly, in all material respects, the financial position of the Company as of such date.

         3.8 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have, and does not know of, any liabilities (fixed or contingent, including without limitation any tax liabilities due or to become due), which, either individually or in the aggregate, are material and not disclosed on the Balance Sheet.

         3.9 ABSENCE OF CERTAIN CHANGES. Since the date of the Balance Sheet, there has not been:

                  (a) Any change in the condition, assets, liabilities, prospects or business of the Company from that shown on the Balance Sheet or as described in the Business Plan which, either individually or in the aggregate, has been or is reasonably likely to be a material adverse change;

                  (b) Any damage to, or destruction or loss of, any of the properties or assets of the Company (whether or not covered by insurance) materially adversely affecting the business or plans of the Company or the Technology;

                  (c) Any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock (or any warrant, option or other right with respect to such stock) by the Company or any repayment of Company debt held by any Related Party or by an Affiliate;

                  (d) Any labor organizational activity, collective bargaining activity, labor dispute or labor trouble;

                  (e) Any event or condition of any character, which, either individually or in the aggregate, materially adversely affects the business, operations or plans of the Company;

                  (f) Any action taken or entered into by the Company involving any transaction other than in the usual and ordinary course of business, except this Agreement;

                  (g) Any wage or salary increase made or granted, or entered into by the Company involving any employment agreement;

                  (h) Any disclosure to any person of any material trade secrets, except for disclosures made to persons subject to valid and enforceable confidentiality agreements; or

                  (i) Any disposition of assets, except for sales of inventory in the ordinary course of business.

         3.10 TAXES. The Company has filed or will file within the time prescribed by law (including extensions of time approved by any appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with the Commonwealth of Pennsylvania, and (except to the extent that the failure to file would not have a material adverse effect on the condition or operations of the Company) with all other jurisdictions where such filing is required by law; and the Company has paid, or made adequate provision in the Balance Sheet for the payment of, all taxes, interest, penalties, assessments or deficiencies due in connection therewith. The Company has never had any tax deficiency proposed or assessed against it and the Company has executed no waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's federal income tax returns nor any state income, sales or franchise tax returns has ever been audited by governmental authorities. No tax audit, action, suit, proceeding, investigation or claim is now pending nor, to the best of the Company's knowledge, threatened against the Company, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with any of the Company's tax returns or reports.

         The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

         3.11 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Schedule of Exceptions, there is no loan, lease or other continuing transaction between the Company, any Related Party and/or any Affiliate.


         3.12 LITIGATION. There is neither pending nor, to the Company's knowledge and belief, threatened any action, suit, proceeding or claim, whether or not purportedly on behalf of the Company, to which the Company or any employee of the Company, in such capacity, is or may be named as a party or to which the Company's property is or may be subject. To the best of the Company's knowledge and belief, there is no basis for any such action, suit, proceeding or claim, in which an unfavorable outcome, ruling or finding in any such matter or for all such matters, taken as a whole, might have a material adverse effect on the condition, financial or otherwise, operations or prospects of the Company or on the Technology. The Company has no knowledge of any unasserted claim, the assertion of which is likely and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief which if granted would have a material adverse effect on the condition, financial or otherwise, operations or prospects of the Company.

         3.13 CONSENTS. Except as set forth in the Schedule of Exceptions, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Company, including qualification under applicable state securities laws of the offer and sale of the Shares and the Warrants and of the issuance of the Conversion Shares and the Warrant Shares, is required in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Shares and the Warrants, the conversion of the Shares into Common Stock, the exercise of the Warrants or the issuance of the Conversion Shares or the Warrant Shares, or the consummation of any other transaction contemplated on any Closing Date by this Agreement or any of the Financing Documents, except the filing of the Restated Certificate with the Secretary of the State of Delaware, which filing has been made and is effective as of the date hereof. Any such consent, approval, authorization, declaration or filing set forth in the Schedule of Exceptions has been obtained or made and is effective as of each Closing Date.

         3.14 TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES. The Company has good and marketable title to all its properties and assets, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges.

         3.15 LEASES. Set forth on the Schedule of Exceptions is a correct and complete list of all leases (including, with respect to each lease, the material provisions of such lease, including the term, the amount of rent called for and a description of the leased property) under which the Company is a lessee, other than personal property requiring rental payments of less than $2,500 per year. The Company enjoys peaceful and undisturbed possession under all such leases, all of such leases are valid and subsisting and none of them is in default in any respect, and no event has occurred and no condition exists which with notice or the passage of time or both would constitute such a default.

         3.16 FRANCHISES, LICENSES, TRADEMARKS, PATENTS AND OTHER RIGHTS.

                  (a) All (i) franchises, permits, licenses and other similar authority, (ii) patents, patent applications, patent rights, service marks, trademarks, trademark applications, trademark rights, trade names, trade name rights and copyrights (whether registered or not), and (iii) know-how, technology and trade secrets, which are or may be usable now or in the future for the conduct of the Company's business as now conducted or as planned to be conducted are owned by the Company or the Company has all rights to use such technology set forth in (i),
         (ii) or (iii) above. The documents and instruments evidencing such ownership and rights are listed in the Schedule of Exceptions, and a copy thereof has been delivered to special counsel for the Purchasers.

                  (b) The Company has all franchises, permits, licenses and other similar authority, necessary for the conduct of its business as now being conducted by it and believes it can obtain any similar authority necessary for the conduct of its business as planned to be conducted, and it is not in violation, nor will the transactions contemplated by this Agreement cause a violation of the terms or provisions of any such franchise, permit, license or other similar authority.

                  (c) The Schedule of Exceptions lists all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks and copyrights (whether registered or not) owned or possessed by the Company (collectively, the "Listed Rights"). The Listed Rights comprise all the patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks and copyrights (whether registered or not) necessary to the conduct of the Company's business as now being conducted, and the Company believes that the Company can obtain any such rights necessary for the conduct of its business as planned to be conducted. The Company has and possesses the know-how, technology and trade secrets not included in the Listed Rights (such know-how, technology and trade secrets being collectively called the "Intellectual Property") which they believe to be necessary (i) to conduct the Company's business as now being conducted and (ii) with additional know-how, technology and trade secrets which the Company plans to develop, for the conduct of its business as planned to be conducted. (The Listed Rights and the Intellectual Property collectively constitute the "Technology".) There is neither pending, nor, to the best of the Company's knowledge and belief, threatened, any claim or litigation against the Company contesting the validity or right to use any of the Listed Rights or any of the Intellectual Property, nor is the Company aware of any basis therefor, and the Company has not received any notice of infringement upon or conflict with any asserted right of others. To the best of the Company's knowledge and belief, no person, corporation or other entity is infringing or violating the Listed Rights or any of the Intellectual Property. Except as described in the Schedule of Exceptions, the Company does not have any obligation to compensate others for the use of any Listed Right or any Intellectual Property, nor has the Company, granted any license or other right to use, in any manner, any of the Listed Rights or Intellectual Property, whether or not requiring the payment of royalties.

         3.17 ISSUANCE TAXES. All taxes imposed by any state in connection with the issuance, sale and delivery of the Shares and the Warrants shall have been fully paid, and all laws imposing such taxes shall have been fully complied with, prior to each Closing Date.

         3.18 OFFERING. Within the past six (6) months, the Company has not, either directly or through any agent, offered any of the Shares or the Warrants or any security or securities similar to the Shares or the Warrants for sale to, or solicited any offers to buy the Shares or the Warrants or any part thereof or any such similar security or securities from, or otherwise approached or negotiated in respect thereof with, any party or parties other than the Purchasers or institutional or other sophisticated investors, each of which was offered all or a portion of the Shares or the Warrants at private sale for investment. Each offer described on the Schedule of Exceptions with respect to this Section 3.18 was an offer to an institutional or sophisticated investor relating to a private sale for investment, and such offers do not, individually or collectively, affect the exemption of the offer, sale and issuance of the Shares, the Warrants, the Conversion Shares and the Warrant Shares from the registration requirements of the Securities Act and all state securities laws.

         Subject in part to the truth and accuracy of the Purchasers' representations set forth in this Agreement, the offer, sale and issuance of the Shares, the Warrants, the Conversion Shares and the Warrant Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and all applicable state securities laws, and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption.

         3.19 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation of any term of the Restated Certificate or By-Laws. Neither the Company nor any of its property is in violation of any term of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which the Company or any of such property is subject, a violation of which would materially adversely affect the Company's condition, financial or otherwise, or operations or the Technology.

         3.20 EMPLOYEES.


                  (a) No employee of the Company and no Related Party is, or is now expected to be, in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other contract or agreement with any prior employer or any other person, corporation, or other entity or any restrictive covenant in such an agreement, or any obligation imposed by common law or otherwise, relating to the right of any such employee or Related Party to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others because of the nature of the business conducted or to be conducted by the Company, and the continued employment of the Company's employees and/or Related Parties does not subject the Company or Purchaser to any liability for any such violation.

                  (b) Each of the Company's present or former employees who has had access to proprietary information of the Company has executed a Proprietary Information and Property Agreement substantially in the form attached as Exhibit G hereto (each a "Proprietary Information Agreement"). The Schedule of Exceptions sets forth a complete list of the name and position of each person who has executed a Proprietary Information Agreement. To the best of the Company's knowledge and belief, no employee or former employee of the Company is, or to the best of the Company's knowledge and belief now is expected to be, in violation of the terms of the Proprietary

         Information Agreement entered into by such employee or former employee, or of any other obligation relating to the use of confidential or proprietary information of the Company. Each of such Proprietary Information Agreements remains in full force and effect.

                  (c) Section 3.20(c) of the Schedule of Exceptions describes all employment agreements to which the Company is a party. Each of such employment agreements remains in full force and effect.

                  (d) The Schedule of Exceptions sets forth the current compensation of each officer, director or employee of the Company being paid (or to whom the Company has agreed to pay) compensation at a rate of $65,000 per year or more.

                  (e) To the best knowledge of the Company, no officer or key employee of the Company has any present intent of terminating such officer's or key employee's employment with the Company.

                  (f) The Company is in material compliance with all laws regarding employment, wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes. The Company is in material compliance with all applicable foreign, federal, state and local laws and regulations regarding occupational safety and health standards and has received no complaints from any foreign, federal, state or local agency or regulatory body alleging violations of any such laws and regulations.

                  (g) Except as set forth on the Schedule of Exceptions hereto, the employment of all persons and officers employed by the Company is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company. All employees of the Company are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

                  (h) The Company has not experienced, nor does it know of any basis for, any strike, labor troubles or strife, work stoppages or slow downs. The Company has not experienced, nor does it know or have reasonable grounds to know of, any union or collective bargaining organization efforts or negotiations, or requests for negotiations, for any representation or any labor contract relating to any employees of the Company.

         3.21 BUSINESS OF THE COMPANY. The Company has no knowledge and does not believe that (i) there is pending or threatened any claim or litigation against or affecting the Company contesting its right to manufacture, sell or use any product or service presently manufactured, sold or used or planned to be manufactured, sold or used by the Company, (ii) there exists, or there is pending or planned, any statute, rule, law, regulation, standard or code which would materially adversely affect the condition, financial or otherwise, or the operations of the Company, or (iii) there is any other existing fact which in the future could reasonably be expected to materially adversely affect the Company's condition, financial or otherwise, or operations. The Company currently intends to engage in the business of the general type described in the Business Plan (the "Business").

         3.22 USE OF PROCEEDS. The Company will use the proceeds of the offering for expenses incurred in connection with the transactions contemplated hereby, capital expenditures, working capital, sales expenditures and product research and development costs, as more fully set forth in the Statement of Sources and Uses set forth in the Schedule of Exceptions. The Company will not use the proceeds of the offering for any other purpose. None of the transactions contemplated in this Agreement (including, without limitation, the use of the proceeds from the sale of the Shares, the Warrants, the Warrant Shares or the Conversion Shares) will violate or result in a violation of Section 7 of the Exchange Act, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11. The Company does not own or intend to carry or purchase any "margin security" within the meaning of said Regulation G, including margin securities originally issued by it. None of the proceeds from the sale of the Shares, the Warrants, the Warrant Shares or the Conversion Shares will be used to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any "security" within the meaning of the Securities Act.

         3.23 APPLICABILITY OF, AND COMPLIANCE WITH, OTHER LAWS.

                  (a) The Company does not have or make contributions to any pension plans, defined benefit plans or defined contribution plans for its employees which are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to such plans, if any, listed on the Schedule of Exceptions, the Company is in compliance with the applicable provisions of ERISA. The Company has not incurred any unremedied accumulated funding deficiency within the meaning of ERISA or any unsatisfied liability to the Pension Benefit Guaranty Corporation established under ERISA in connection with any employee pension plan established or maintained by the Company under the jurisdiction of ERISA. No Reportable Event or Prohibited Transaction (as defined in Section 4043 of ERISA) has occurred with respect to any plan administered by the Company.

                  (b) The Company's employment practices and policies are in full compliance with (i) all applicable laws of the United States and each applicable jurisdiction relating to equal employment opportunity, and any rules, regulations, administrative orders and Executive Orders relating thereto; and (ii) the applicable terms, relating to equal opportunity, of any contract, agreement or grant the Company has with, from or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of, any federal or state governmental unit, except, with respect to each of clause (i) and (ii), for any failures to be in compliance which would not have a material adverse effect on the condition, financial or otherwise, or the operations of the Company. The Company, has not been the subject of any charge of unfair labor practices, employment discrimination made against it by the National Labor Relations Board, the United States Equal Employment Opportunity Commission or any other governmental unit, nor is it presently subject to any formal or informal proceedings before, or investigations by, such Commission or governmental unit. To the Company's knowledge, neither the Company, nor any employees of the Company, nor any Related Parties are presently under investigation by any commission or governmental agency for purposes of security clearance or otherwise.

                  (c) Neither the Company nor any property owned or occupied by the Company is in violation of any Federal or State Environmental Law of any sort or in violation of any Federal or State "OSHA" law, except for such violations which, either individually or in the aggregate, would not have a material adverse effect on the condition, financial or otherwise, or the operations of the Company. The Schedule of Exceptions contains a list of all environmental permits held by the Company. Without limiting the generality of the foregoing:

                           (i) Environmental Permits. The Company has obtained
                  all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing and the Company is in compliance with all terms and conditions of the Environmental Permits, except for such failures to be in compliance which, either individually or in the aggregate, would not have a material adverse effect on the condition, financial or otherwise, or the operations of the Company. No notice to, approval of or authorization or consent from any governmental or regulatory authority is necessary for the transfer of or modification to any Environmental Permit and the consummation of the transactions contemplated by this Agreement will not violate, alter, impair or invalidate, in any respect, any Environmental Permit.

                           (ii) Environmental Claims. There is no Environmental
                  Claim pending, threatened or, to the best of the Company's knowledge, likely to be threatened (i) against the Company,
                  (ii) against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which are now or have been previously owned, leased, operated or managed, in whole or in part, by the Company.

                           (iii) Releases. There have been no Releases of any
                  Hazardous Materials that would be likely to form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any

                  Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

                           (iv) Environmental Assessments. There are no
                  environmental reports, audits, investigations or assessments of the Company, or any real or personal property or operations which are now or have been previously owned, leased, operated or managed, in whole or in part, by the Company.

                           (v) Environmental Disclosure. To the best knowledge
                  of the Company upon diligent review, the Company has disclosed to the Purchasers all relevant facts with respect to potential or actual environmental liabilities of the Company.

                  (d) The Company has not violated any law or any governmental law, rule, order or regulation or requirement which violation through the date hereof has had or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company or the Technology and the Company has not received notice of any such violation.

         3.24 INDEBTEDNESS. The Schedule of Exceptions contains a true and complete list, including the names of the parties thereto and summary description of the terms thereof, of all debt instruments, loan agreements, indentures or guaranties, whether written or oral, other than obligations which may be terminated without payment or penalty by the Company upon not more than thirty (30) days' notice and obligations which are otherwise disclosed in this Agreement. All of the aforesaid items were entered into in the ordinary course of business, are valid and binding, in full force and effect and are enforceable in accordance with their respective terms and there exists no breach or default, or any event which with notice or lapse of time or both, would constitute a breach or default by any party thereto, except for such breaches or defaults which, either individually or in the aggregate, would not have a material adverse effect on the condition, financial or otherwise, or the operations of the Company. All of the Company's Indebtedness is disclosed on the Balance Sheet.

         3.25 CONDITION OF PROPERTIES. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used, are adequate and sufficient for the Company's business and conform in all material respects with all applicable ordinances, regulations and laws.

         3.26 INSURANCE COVERAGE. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to obtain one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties and business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar business and similarly situated. The Schedule of

Exceptions sets forth each insurance policy (specifying the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, loss payees and any pending claims thereunder) maintained by the Company relating to its respective properties, assets, business or personnel, and each inspection report or recommendation, if any, during the last three years as to the conditions of the properties and assets owned, leased, occupied or operated by it or the conduct of its business. The Company is not in default with respect to any provision contained in any insurance policy, and the Company has not failed to give any notice or present any presently existing claims under any insurance policy in due and timely fashion, except for such defaults or failures to give notice as would not result in termination or denial of coverage under such policy.

         3.27 REGISTRATION RIGHTS. Other than under this Agreement or as listed in the Schedule of Exceptions, the Company has not agreed to register under the Securities Act any of its authorized or outstanding securities.

         3.28 SEC REPORTS. The Company has never filed, has never been required to file and is not currently required to file any reports, statements, forms or documents with the Commission.

         3.29 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company, nor, to the best knowledge and belief of the Company, any of its respective officers, directors, employees, agents or other representatives of the Company or any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company.

         3.30 QUALIFIED SMALL BUSINESS STOCK. The Company qualifies as a "Qualified Small Business" within the meaning of Section 1202(d) of Internal Revenue Code of 1986, as amended (the "Code"). Upon issuance, the Shares will qualify as "qualified small business stock" within the meaning of Section 1202 of the Code. Without limiting the generality of the foregoing: (i) the Company is a domestic C corporation, (ii) the Company has not made any purchases of its own stock described in Code Section 1202(c)(3)(B), and (iii) the Company's (or any predecessor's) aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between August 10, 1993 and through each Closing have exceeded or will exceed $50,000,000, taking into account the assets of any corporation required to be aggregated with the Company in accordance with Code
Section 1202(d)(3).

         3.31 EFFECTIVENESS OF MERGER. The merger of BioDx, Inc., a Pennsylvania corporation and the predecessor-in-interest to the Company ("BioDx"), with and into the Company (the "Reincorporation Merger") was duly and validly authorized by all requisite corporate action and has been validly effected in accordance with applicable law. The

Company has succeeded to all of BioDx's rights and obligations pursuant to the provisions of applicable law as a result of the Reincorporation Merger. Without limiting the generality of the foregoing, the Company has succeeded to all of BioDx's rights as against third parties under the contracts to which BioDx was a party at the time of the Reincorporation Merger, and the Reincorporation Merger has not, and will not, with or without notice or the passage of time or both, result in any violation of, conflict with, breach any terms of, constitute a default under, or give any third party any right to terminate or modify, any such contract.

         3.32 DISCLOSURE. This Agreement, the Schedule of Exceptions, the Balance Sheet, the Financial Statements, the factual statements contained in the Business Plan, and any other written statement furnished to the Purchasers or their counsel in connection with the offer and sale of the Shares and the Warrants (other than the Company's offering memorandum, as to which the Company makes no representations and warranties and as to which the Company undertakes no obligation to update or otherwise revise the information contained therein), taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in the light of the circumstances under which they were made. There is no fact which the Company has not disclosed to the Purchasers in writing that materially adversely affects or, so far as the Company can now foresee, will materially adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or the ability of the Company to perform this Agreement and the Financing Documents or the other actions contemplated hereby. The forecasts, projections, estimates and other forward-looking matters furnished to the Purchasers (including those set forth in the Business Plan) were prepared on the basis of the Company's best estimates, which include certain assumptions. The Company does not have any reason to believe that any assumptions or statements of opinion contained in such forecasts, projections, estimates or other forward-looking matters are unreasonable or false.


                                   SECTION 4

                 REPRESENTATIONS AND WARRANTIES OF PURCHASERS;
                   CERTAIN AGREEMENTS OF THE BRIDGE INVESTORS

         4.1 REPRESENTATION AND WARRANTIES OF THE PURCHASERS. Each of the Purchasers represents and warrants to the Company, as to itself only, as follows:

         (a) Authorization. It has full power and authority to enter into this Agreement, the Financing Documents and all other documents and instruments executed by it in connection with the transactions contemplated hereby and thereby, and each such agreement, document or instrument constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally.

         (b) Accredited Investor. It is an "accredited investor" within the meaning of Commission Rule 501 of Regulation D, as presently in effect.

         (c) Experience. It is experienced in evaluating and investing in companies such as the Company.

         (d) Investment. It is acquiring the Shares and the Warrants for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Shares, the Conversion Shares, the Warrants and the Warrant Shares have not been registered under the Securities Act by reason of an exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

         (e) Rule 144. It understands that the Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. It acknowledges that the Shares, the Conversion Shares, the Warrants and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions (which conditions cannot presently be satisfied).

         (f) Access to Data. It has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management, and it has been furnished with copies of documents which it has requested.

         (g) No Reliance on Certain Types of Advice. It is not relying on the Company for advice with respect to tax considerations, the suitability of his, her or its investment in the Company or legal or economic considerations.

         (h) Marketability. It understands that the Company is closely held and that there is no public market for resale of the Shares. It understands that it is possible that a market for the Shares will not ever develop. As a consequence, it understands that it may not be able to liquidate its investment in the Shares, even in the event of an emergency. It also understands that, for the foregoing reasons, the Shares may not be readily accepted as collateral for a loan.

         (i) Addresses. The address set forth in Exhibit A attached hereto is the Purchaser's true and correct residence and/or principal place of business as of the date hereof.

         4.2 CERTAIN AGREEMENTS OF THE BRIDGE INVESTORS. By their execution of this Agreement, the Bridge Investors acknowledge and confirm that at and upon the First Closing, the principal of and interest accrued on the Bridge Notes through the First Closing Date will convert into Shares. In addition, the Bridge Investors agree that effective upon such conversion of the Bridge Notes into Shares (a) the Bridge Loan Financing Agreements shall terminate and be of no further force and effect, (b) the Bridge Notes shall be deemed cancelled and shall be of no further force and effect, (c) the Komasta Bridge Warrant shall be surrendered for cancellation in exchange for a Preferred Warrant for the number of shares of Series A Preferred set forth opposite Komasta's name on the Schedule of Purchasers, (d) the Tycho Bridge Warrant shall be surrendered for cancellation in exchange for a Preferred Warrant for the number of shares of Series A Preferred set forth opposite Tycho's name on the Schedule of Purchasers, and (e) neither the Bridge Investors nor the Company shall have any further rights, obligations or liabilities under the Bridge Loan Financing Agreements, the Bridge Notes or the Bridge Warrants. The Bridge Investors hereby waive any rights to receive notice of, and any rights of first refusal, pre-emptive rights and other similar rights that they may have under the Bridge Notes, the Bridge Loan Financing Agreements or the Bridge Warrants with respect to, the issuance of the Shares and the Warrants to the Purchasers pursuant to this Agreement. The Company acknowledges and agrees to the provisions of this Section 4.2.


                                   SECTION 5

                      CONDITIONS TO CLOSING OF PURCHASERS

         The obligation of the Purchasers to purchase the Shares and Warrants to be purchased by them at each Closing is subject to the fulfillment to their satisfaction on or prior to each Closing Date of each of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all respects when made, and shall be true and correct in all respects on each Closing Date (except on the Second Closing Date for changes contemplated by this Agreement or incurred in the ordinary course of business which do not have a material adverse effect, individually or in the aggregate, on the Company) and with respect thereto, after giving effect to the sale and issuance of the Shares and the Warrants at each Closing. Prior to the Second Closing Date, the Company shall be permitted to make such revisions to the Schedule of Exceptions to reflect changes contemplated by this Agreement or incurred in the ordinary course of business since the date hereof which do not have a material adverse effects, individually or in the aggregate, on the Company.

         5.2 PERFORMANCE. All covenants, agreements and conditions contained in this Agreement (including those in Section 2.1) to be performed or complied with by the Company on or prior to each Closing Date shall have been so performed or complied with in all material respects.

         5.3 COMPLIANCE CERTIFICATE. The Company shall have executed and delivered to the Purchasers a certificate of the President of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement and such other matters as the Purchasers may reasonably request.

         5.4 OPINION OF COMPANY'S COUNSEL. The Purchasers shall have received an opinion of counsel from Dickie, McCarney & Chilcote, counsel to the Company, addressed to them, dated the Closing Date, to the effect and in substantially the form set forth in Exhibit I.

         5.5 GOOD STANDING CERTIFICATES. The Company shall have delivered to the Purchasers a certificate of recent date from the Secretary of State of the State of Delaware with respect to the Company's due incorporation, good standing, legal corporate existence, due authorization to conduct business and the payment of all franchise taxes, and, certificates from the Secretary of State in each jurisdiction in which the Company is required to be qualified to do business with respect to the Company's good standing and due authorization to conduct business therein and payment of all qualification fees.

         5.6 LEGAL INVESTMENT. At the time of the Closing, the purchase of the Shares and the Warrants to be purchased by the Purchasers hereunder shall be legally permitted by all laws and regulations to which it and the Company are subject.

         5.7 QUALIFICATIONS. All authorizations, approvals, or permits of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares and the Warrants pursuant to this Agreement, the conversion of the Shares and the Preferred Warrant Shares into Common Stock and the issuance of such Common Stock upon such conversion, the exercise of the Warrants and the issuance of Warrant Shares upon such exercise shall have been duly obtained and shall be effective on and as of each Closing Date, including, if necessary, permits from applicable state securities authorities, qualifying the offer and sale of the Shares, the Conversion Shares, the Warrants and the Warrant Shares.

         5.8 FILING OF RESTATED CERTIFICATE. The Restated Certificate shall have been filed with the Secretary of the State of Delaware, duly amending the Certificate of Incorporation of the Company.

         5.9 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and special counsel for the Purchasers.

         5.10 PROVISIONS OF BY-LAWS. The By-Laws of the Company shall provide that (a) a majority of the Directors constituting the Board shall constitute a quorum for the transaction of any business at a meeting of the Board, and (b) the Board of Directors shall meet at least four (4) times per year.

         5.11 SHAREHOLDERS' AGREEMENT. The Company, the Purchasers, the Common Shareholders and the other parties named therein shall have executed and delivered a Shareholders' Agreement (as amended from time to time, the "Shareholders' Agreement") to the effect and in substantially the form set forth in Exhibit J hereto.

         5.12 MANAGEMENT RIGHTS LETTERS. The Company shall have executed and delivered to each Purchaser who requests the same a Management Rights Letter (collectively, the "Management Rights Letters") to the effect and in substantially the form set forth in Exhibit K hereto .

         5.13 BOARD OF DIRECTORS; INDEMNIFICATION. Alan Mendelson, Dr. Arnold Oronsky, Dr. Lansing Taylor, John Boles and James Sharp shall have been elected to the Board of Directors, and the Company shall have agreed and obligated itself, either in the Restated Certificate or in the Company's Bylaws, to indemnify its officers and directors to the fullest extent permitted by Delaware law.

         5.14 KEY PERSON LIFE INSURANCE. The Company shall have delivered to the Purchasers evidence of insurance on the life of Lans Taylor in the amount of $2,000,000; naming the Company as the owner and beneficiary thereof.

         5.15 ANNUAL PLAN. The Company and the Purchasers shall have agreed to a final budget and operating plan for the Company for the twelve (12) month period following the First Closing.

         5.16 MERCK BETA SITE. The Purchasers shall have received confirmation from Merck & Co., Inc. that the Company is a current beta site for Arrayscan testing and that the Arrayscan system installed at the Company is functional.

         5.17 CONVERSION OF BRIDGE NOTES. The Bridge Notes shall have been surrendered to the Company for conversion into Shares at the First Closing, the Komasta Bridge Warrant and the Tycho Bridge Warrant shall have been surrendered to the Company for cancellation upon the First Closing, and the Company shall have issued to Tycho, simultaneous with the First Closing, the New Tycho Warrant, in form satisfactory to the Purchasers and their counsel, all as further described in Section 4.2.

         5.18 COMPENSATION OF GERARD KLAUER MATTISON & CO., LLC AND BARRY BLOOM. At or prior to the First Closing, the Company shall have (a) paid to Gerard Klauer Mattison & Co., LLC ("GKM") up to $250,000 for services rendered in connection with the transactions contemplated by this Agreement (b) issued to such entity warrants to purchase up to 83,968 shares of Common Stock at an exercise price of $5.62 per share and having a term of five (5) years, and (c) issued to Barry Bloom ("Mr. Bloom") warrants to purchase up to 5,000 shares of Common Stock at an exercise price of $5.62 per share and having a term of five
(5) years.

                                   SECTION 6

                        CONDITIONS TO CLOSING OF COMPANY

         The Company's obligation to sell the Shares and the Warrants to be purchased at each Closing is subject to the fulfillment to its satisfaction on or prior to each Closing Date of each of the following conditions:

         6.1 REPRESENTATIONS. The representations made by the Purchasers pursuant to Section 4.1 hereof shall be true and correct when made and shall be true and correct on each Closing Date.

         6.2 LEGAL INVESTMENT. At the time of each Closing, the conditions set forth in Sections 5.6 and 5.7 shall have occurred and the purchase of the Shares and Warrants to be purchased by the Purchasers hereunder shall be legally permitted by all laws and regulations to which the Purchasers and the Company are subject.

         6.3 RESTATED CERTIFICATE. The Restated Certificate shall have been accepted for filing by the Secretary of State of the State of Delaware.

         6.4 SHAREHOLDERS' AGREEMENT. The Company, the Purchasers, the Common Shareholders and the other parties named therein shall have executed and delivered the Shareholders' Agreement.


                                   SECTION 7

                            COVENANTS OF THE COMPANY


         The Company hereby covenants and agrees, so long as any Shares, any Conversion Shares, any Warrants or any Warrant Shares remain outstanding, or as otherwise provided in this Article 7:

         7.1 BASIC FINANCIAL INFORMATION. The Company will furnish the following reports to the Purchasers:

                  (a) As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated (and consolidating) balance sheet of the Company and its Subsidiaries, if any, as at the end of such fiscal year, and consolidated (and consolidating) statements of operations, accumulated earnings and cash flows of the Company and its Subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail audited (without scope limitations imposed by the

         Company) and certified by independent public accountants of recognized national standing selected by the Company and satisfactory to the Purchasers.

                  (b) As soon as practicable, after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated (and consolidating) balance sheet of the Company and its Subsidiaries, if any, as of the end of each such quarterly period, and consolidated (and consolidating) statements of operations, accumulated earnings and cash flows of the Company and its Subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from year-end audit adjustments, and setting forth any events which could reasonably be expected to have an adverse effect upon the Company's or any Subsidiary's finances or the results of its operations, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

                  (c) From the date the Company becomes subject to the reporting requirements of the Exchange Act, and in lieu of the financial information required pursuant to Sections 7.1(a) and (b), but within the time periods required for the furnishing thereof, copies of its reports filed on Form 10-K, Form 10-Q, Form 8-K or any successor form or forms.

                  (d) Each set of financial statements delivered to the Purchasers pursuant to this Section 7.1 will be accompanied by a certificate of the Chairman, President or a Vice President and the Treasurer or an Assistant Treasurer of the Company setting forth:

                           (i) Covenant Compliance - any information required in
                  order to establish whether the Company and its Subsidiaries were in compliance with the requirements of this Section 7 during the period covered by the income statement then being furnished; and

                           (ii) Event of Default - that the signers have
                  reviewed the relevant terms of this Agreement and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the Company and its Subsidiaries, if any, from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event which constitutes a breach or default under this Agreement, the Restated Certificate or any of the Financing Documents or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

                  (e) As soon as available (but in any event sixty (60) days or more before the commencement of each fiscal year) the Company's budget and its operating plan for such fiscal year (the "Annual Plan") as approved by the Board indicating, among other things, quarterly income statements, balance sheets and cash flow statements for the next fiscal year, plans for incurring indebtedness and projections regarding other sources of funds; any material changes in such financial plan shall be submitted as promptly as practicable after such changes have been approved by the Board.

         7.2 ADDITIONAL INFORMATION AND RIGHTS.

         The Company will, for any Purchaser who (together with members of such Purchaser's Group) agrees pursuant to this Agreement to purchase in the aggregate, at the First Closing and the Second Closing (and whether or not the Second Closing is actually consummated), 177,936 or more Shares (such amount to be adjusted for stock splits, combinations and other similar events affecting the Series A Preferred):

                  (a) Permit such Purchaser (or its designated representative), at its own expense, to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances and accounts with the Company's officers and its independent public accountants, all at such reasonable times and as often as any such party may reasonably request. Any such Purchaser shall give not less than two (2) business days' notice of any such visitation or inspection and such visitation or inspection shall be performed in a reasonable manner and with due regard to the proprietary and confidential nature of any information received by it.

                  (b) Deliver the reports and data described below to such
         Purchaser:

                  (i) As soon as practicable after the end of each fiscal month and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries, if any, as at the end of such month, and consolidated statements of operations, accumulated earnings and cash flows of the Company and its Subsidiaries, if any, for each month, prepared in accordance with generally accepted accounting principles consistently applied, together with comparison of such statements to the Annual Plan then in effect and to the financial statements for the comparable period in the prior fiscal year, and certified, subject to changes resulting from year-end audit adjustments, by the principal financial or accounting officer of the Company;

                  (ii) As soon as available, information and data on any material adverse changes in or any event or condition which materially adversely affects or could materially adversely affect the business, operations, properties or plans of the Company;

                  (iii) Immediately upon becoming aware of any condition or event which constitutes a breach or violation of this Agreement, the Restated Certificate, the Financing Documents or any agreement contemplated hereby or thereby, written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; and

                  (iv) With reasonable promptness, such other information and data with respect to the Company as any such party may from time to time reasonably request.

                  (c) Hold meetings of its Directors at least quarterly and, if such Purchaser does not have a representative on the Board of Directors, permit such Purchaser to send a representative (without voting rights) to each meeting of the Board of Directors of the Company and all committees of such Board; provided, however, that the Purchasers shall receive notice no less favorable than notice given to outside directors and the presence of any of the Purchasers' representatives shall not be necessary to conduct any meeting of the Board. The Company shall give such Purchaser notice of each such meeting in the form and manner such notice is given to the Company's directors.

                  (d) The Company's obligations under this Section 7.2 shall terminate at such time as a Qualified Public Offering has closed and any agreement of the type described in Section 9.15 hereof is no longer in effect with respect to any Purchaser or when the Company first becomes subject to the periodic reporting requirements of the Exchange Act, whichever event shall first occur.

         7.3 PROMPT PAYMENT OF TAXES, ETC. The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company, provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall at the time be contested in good faith by appropriate proceedings, and provided, further, that unless otherwise approved by the Board, the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. Unless otherwise approved by the Board, the Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other obligations incident to its operations.

         7.4 MAINTENANCE OF PROPERTIES AND LEASES. The Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper, or legally required, repairs, renewals, replacements, additions and improvements thereto; and the Company will at all times comply with each provision of all leases to which it is a party or under which it occupies, or has possession of, property if the breach of such provision might have a material adverse effect on the condition, financial or otherwise, or operations of the Company.

         7.5 INSURANCE. The Company will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, extended coverage and explosion in amounts sufficient to prevent the Company from becoming a co-insurer and not in any event less than 80% of the insurable value of the property insured. The Company will maintain for itself, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated. Promptly after the First Closing Date, the Company will use its best efforts to obtain directors' and officers' liability insurance in the amount of at least $1,000,000, if such coverage is available at commercially reasonable rates, and thereafter the Company shall use its best efforts to maintain such insurance in full force and effect at all times. If any such policy of insurance shall be an occurrence policy, it shall include "tail coverage" respecting any prior "claims made" policies. The Company shall give immediate written notice to insurers of loss or damage to the property and shall promptly file proof of loss with insurers.

         7.6 ACCOUNTS AND RECORDS. The Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

         7.7 COMPLIANCE WITH REQUIREMENTS OF GOVERNMENTAL AUTHORITIES. The Company shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of its businesses or to its property or assets. Without limiting the generality of the foregoing, the Company will:

                  (a) Comply with all minimum funding requirements applicable to any pension plans, employee benefit plans or employee contribution plans which are subject to ERISA or to the Code, and comply in all other respects with the provisions of ERISA and the provisions of the Code applicable to such plans; and

                  (b) Comply with all applicable material laws of the United States and of each applicable jurisdiction relating to equal employment opportunity, any rules, regulations, administrative orders and Executive Orders relating thereto and the applicable material terms, relating to equal employment opportunity, of any contract, agreement or grant the Company has with, from or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of, any federal or state governmental unit; and keep all records required to be kept, and file all reports, affirmative action plans and forms required to be filed, pursuant to any such applicable law or the terms of any such government contract.

                  (c) So conduct its business that neither the Company nor any property owned or occupied by the Company is in violation of any Federal or State Environmental Law of any sort or in violation of any Federal or State "OSHA" Law.

         7.8 MAINTENANCE OF CORPORATE EXISTENCE, ETC. The Company shall maintain in full force and effect its corporate existence, rights, government approvals and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it and deemed by the Company to be necessary to the conduct of its business.

         7.9 AVAILABILITY OF COMMON STOCK FOR CONVERSION OF SERIES A PREFERRED AND EXERCISE OF WARRANTS. The Company will, from time to time, in accordance with the laws of the state of its incorporation, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit the payment of dividends on the Series A Preferred for a period of five (5) years in the form of Common Stock, the conversion to Common Stock of all the then outstanding Shares and the exercise of all other outstanding Warrants.

         7.10 PROPRIETARY INFORMATION AGREEMENT AND KEY EMPLOYEE AGREEMENT.

                  (a) The Company and each person hereafter employed by it with access to confidential information will enter into a Proprietary Information Agreement to the effect and in substantially the form of Exhibit G hereto or as otherwise approved by the Board.

                  (b) The Company will require all persons now or hereafter employed by the Company and designated as a "key person" by the Company's Board of Directors to execute an Employment Agreement in favor of the Company to the effect and in substantially the form of Exhibit H hereto or as otherwise approved by the Board, as a condition precedent to the employment of such individuals.

                  (c) The Company will cause all technological developments, inventions, discoveries or improvements made by employees of the Company to be fully documented in engineering notebooks in accordance with the prevailing industrial professional standards, and where possible and appropriate, cause all employees to file and prosecute United States and foreign patent applications relating to and protecting such developments.

         7.11 OFFICER AND DIRECTOR INDEMNITY. So long as the holders of the Series A Preferred retain the right to elect one or more directors to the Board, the Company will maintain and preserve in full force and effect the indemnification provisions described in Section 5.13.

         7.12 QUALIFIED SMALL BUSINESS STOCK. So long as any Shares, Warrants, Conversion Shares or Warrant Shares are held by any Purchaser or any transferee who is not a corporation, the Company will use its best efforts to cause the Shares, and, upon issuance, the Conversion Shares and the Warrant Shares to qualify as qualified small business stock within the meaning of Section 1202 of the Code, provided that this Section 7.12 shall not require the Company to limit its gross assets (within the meanings of Code Section 1202(d)(3)) to an amount that does not exceed $50,000,000.

         7.13 CHIEF EXECUTIVE OFFICER. The Company will diligently and in good faith after the First Closing conduct an executive search for and recruit a Chief Executive Officer, the hiring of such person to be subject to approval of the Board.

         7.14 USE OF PROCEEDS. The Company will use the proceeds from the sale of the Shares, the Warrants, the Conversion Shares and the Warrant Shares for the purposes described in Section 3.22 hereof.

         7.15 EXPENSES OF BOARD MEMBERS. The Company agrees to reimburse each of the directors elected to the Company's Board of Directors for their reasonable out-of-pocket travel and lodging expenses in connection with attending Board of Directors' meetings and performing their respective obligations and responsibilities as directors of the Company.

         7.16 SECURITIES LAW FILINGS. The Company will make any filings necessary to perfect in a timely fashion exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration or qualification requirements of all applicable securities or blue sky laws of any state or other jurisdiction, for the issuance of the Shares, the Warrants, the Conversion Shares and the Warrant Shares to the Purchasers.

         7.17 AUDITED FINANCIAL STATEMENTS. Not later than ten (10) days after the First Closing Date, the Company will deliver to the Purchasers audited balance sheets of the Company dated December 31, 1995 and December 31, 1996, respectively, and the related statements of operations and accumulated deficit and cash flows for the years then ended, together with the unqualified report thereon of Coopers & Lybrand. Such financial statements shall (i) present fairly, in all material respects, the financial position of the Company as of such dates, (ii) have been prepared in accordance with U.S. generally accepted accounting principles, consistently-applied, except for those changes promulgated by accounting authority, and (iii) show all material liabilities, absolute or contingent, of the Company required to be recorded thereon in accordance with U.S. generally accepted accounting principles as of the dates thereof.

         7.18 COMPLIANCE BY SUBSIDIARIES. The Company will cause any Subsidiary which it may now have and/or which it may organize or acquire in the future and which the Company controls to comply fully with all the terms and provisions of Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.10 to the same extent as if such Subsidiary or Subsidiaries were the "Company" herein.

         7.19 STOCK OPTION PLAN. Promptly after the First Closing Date, the Company will use its best efforts to cause the Board and the Company's stockholders to adopt a stock option plan that is acceptable to the Board, a majority of the holders of the Series A Preferred and a majority of the holders of Common Stock and that provides for the granting of options to purchase up to 150,000 shares of Common Stock.


                                   SECTION 8

                               NEGATIVE COVENANTS

         The Company agrees that, so long as any Shares remain outstanding, the Company (and each of its Subsidiaries, if any, unless the context otherwise requires) will not do any of the following after the First Closing Date without the approval of a majority of the Board, which approval must include the approval of each director elected to the Board by the holders of Series A
Preferred:

         8.1 CHANGES IN TYPE OF BUSINESS. Make any substantial change in the character of its business.

         8.2 CONFLICTING AGREEMENTS. Become subject to, or permit any of its Subsidiaries which it controls to become subject to, any agreement or instrument, which by its terms would (under any circumstances) restrict the Company's right to perform any of its obligations pursuant to the terms of this Agreement or any agreement contemplated hereby, the Restated Certificate, the Financing Documents, or the Company's By-laws (including, without limitation, all obligations relating to payment of dividends on and making redemptions of the Series A Preferred and conversions of the Series A Preferred).

         8.3 EMPLOYEE STOCK PLANS. Hereafter issue, sell, grant or award any Equity Security or any option to acquire any Equity Security to directors, officers, employees, consultants or advisors to the Company, except for Equity Securities which are "Reserved Employee Shares" within the meaning of Section 3(d)(i)(4)(C) of Article III, Part B of the Restated Certificate.

         8.4 INDEBTEDNESS. Create, incur, issue, assume, guarantee or otherwise become or remain directly or indirectly liable for, or permit any Subsidiary to create, incur, issue, assume, guarantee or otherwise become or remain directly or indirectly liable for, any Indebtedness for borrowed money in excess of $200,000 in any one fiscal year.

         8.5 CAPITAL EXPENDITURE. Make capital expenditures in excess of $400,000 in any one fiscal year.

         8.6 RELATED PARTY TRANSACTIONS. Enter into, or permit any Subsidiary which it controls to enter into, any transaction with any Related Party or any of its or any Subsidiary's Affiliates, except as otherwise expressly contemplated by this Agreement or referred to in Section 3.11 hereto.


                                   SECTION 9

                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
              COMPLIANCE WITH SECURITIES ACT; REGISTRATION RIGHTS

         9.1 RESTRICTIONS ON TRANSFERABILITY. Neither the Shares, the Warrants, the Conversion Shares nor the Warrant Shares shall be transferable, except upon the conditions specified in this Section 9, which conditions are intended to insure compliance with the provisions of the Securities Act or, in the case of
Section 9.15 hereof, to assist in an orderly distribution of the Company's securities. Each Purchaser will cause any proposed transferee of Shares, Warrants, Conversion Shares or Warrant Shares held by such Purchaser to agree to take and hold those securities subject to the provisions and upon the conditions specified in this Section 9.

         9.2 CERTAIN DEFINITIONS. As used in this Section 9, the following terms shall have the following respective meanings:

         "RESTRICTED SECURITIES" shall mean the securities of the Company required to bear or bearing the legend set forth in Section 9.3 hereof.

         "REGISTRABLE SECURITIES" shall mean, from time to time, (i) the Conversion Shares and the Common Warrant Shares, less any Conversion Shares and Common Warrant Shares theretofore sold to the public, and (ii) any shares of Common Stock issued as dividends on the Shares.

         The terms "REGISTER," "REGISTERED" and "REGISTRATION" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the effectiveness of such registration statement.

         "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in compliance with Sections 9.5, 9.6 and 9.7 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses (not to exceed $20,000) of one special counsel for all Holders chosen by the Holders of a majority of the securities included in such registration, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

         "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, and all fees and disbursements of counsel for any Holder (other than the fees and expenses of one special counsel for all Holders included within the definition of Registration Expenses).

         "HOLDER" shall mean any holder of outstanding Shares, Warrants, Warrant Shares, Conversion Shares or Registrable Securities which have not been sold to the public.

         "INITIATING HOLDERS" shall mean any Purchaser (or their assignees under Section 9.14 hereof) who in the aggregate are Holders of more than fifty percent (50%) of the Registrable Securities, and, after any other Holder or Holders have joined in a request by Initiating Holders, shall include such other Holder or Holders.

         "TERMINATION DATE" shall mean, as to all Holders, the date that is five
(5) years after the closing of an Initial Public Offering, provided that as of such date the Company is subject to and is in compliance with the periodic reporting requirements of the Exchange Act and shares of the Common Stock are actively traded on the Nasdaq National Market or other national securities exchange. In addition, "Termination Date" as to a particular Holder shall mean such date as of which (i) the Company is subject to and in compliance with the periodic reporting requirements of the Exchange Act, (ii) shares of the Common Stock are traded as described above, and (iii) such Holder is able, within the ninety (90) day period immediately following such date, to transfer all of such Holder's Registrable Securities in compliance with Rule 144 promulgated by the Commission under the Securities Act.

         "OTHER SHAREHOLDERS" shall have the meaning set forth in
Section 9.5(b).

         9.3 RESTRICTIVE LEGEND. Each certificate representing (i) the Shares, or (ii) the Warrants, or (iii) the Warrant Shares, or (iv) the Conversion Shares, or (v) any other securities issued in respect of the Shares, the Warrants, the Conversion Shares or the Warrant Shares, upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

                THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

         Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if with such request, the Company shall have received either the opinion referred to in Section 9.4(a)(i) or the "no-action" letter referred to in Section 9.4(a)(ii), to the effect that any transfer by such holder of the securities evidenced by such certificate will not violate the Securities Act and applicable state securities laws.

         9.4 NOTICE OF PROPOSED TRANSFERS AND SECURITIES ACT COMPLIANCE.

                  (a) The holder of Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section
         9.4. Prior to any proposed transfer of any Restricted Securities (other than under circumstances described in Sections 9.5, 9.6 and 9.7 hereof and other than to a member of such holder's Group, as defined below), the holder thereof shall give written notice (or oral notice in the case of transactions in compliance with Rule 144) to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions in compliance with Rule 144) by either (i) a written opinion of Shipman & Goodwin LLP or other legal counsel (including counsel for the holder who also may be an employee of the holder) who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act and applicable state securities laws, or (ii) a "no-action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, provided, that in the case of a transfer of Restricted Securities to a member of a holder's Group (as such term is defined in the Shareholders' Agreement), no such opinion of counsel or no-action letter shall be necessary, provided that the transferee agrees in writing to be subject to the restrictions on transfer of the Restricted Securities to the same extent as if such transferee were originally a party signatory to this Agreement. Upon receipt by the Company of such notices and accompanying opinion or "no-action" letter, if required, the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 9.3 above, except that such certificate need not bear such restrictive legend if such legend is no longer required if the opinion of counsel or "no-action" letter referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or applicable state securities laws or if the transaction is made, to the Company's reasonable satisfaction, in compliance with Rule 144.

                  (b) With a view to making available the benefits of certain rules and regulations of the Commission and applicable state securities laws which may permit the sale of the Restricted Securities without registration, the Company agrees to (i) make available to the holder of Restricted Securities and any proposed transferee current financial and other information about the Company and an adequate opportunity for the proposed transferee to visit the Company's offices and discuss its affairs with management and (ii) use its best efforts to otherwise cooperate with such holder and such transferee, all as may be reasonably required by such holder or proposed transferee.

         9.5 REQUESTED REGISTRATION.

                  (A) REQUEST FOR REGISTRATION. If at any time after January 1, 2001, the Company shall receive from Initiating Holders a written request that the Company effect a registration with respect to all or a part of the Registrable Securities, the Company will, without limiting any other rights under this Section 9:

                  (i) promptly give written notice of the proposed registration to all other Holders; and

                  (ii) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given by such Holder or Holders within fifteen (15) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 9.5:

                           (A) after the Company has effected one (1) such registration pursuant to this Section 9.5(a) and such registration has been declared or ordered effective and the sales of such Registrable Securities shall have closed; or

                           (B) if the request for registration does not request the registration of Registrable Securities with a proposed public offering price of $10,000,000 or more.

                  Subject to Section 9.5(a)(ii), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.

                  The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 9.5(b) below, include other securities of the Company which are held by officers or directors of the Company or which are held by parties who, by virtue of agreements with the Company, are entitled to include their securities in any such registration.

                  (B) UNDERWRITING. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 9.5 and the Company shall include such information in the written notice referred to in subsection 9.5(a)(i) above. The right of any Holder to registration pursuant to this Section 9.5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.

                  If officers or directors of the Company holding other securities of the Company shall request inclusion in any registration pursuant to this Section 9.5, or if holders of securities of the Company who are entitled, by contract with the Company, to have securities included in such registration (the "Other Shareholders") request such inclusion, the Initiating Holders shall, on behalf of all Holders, offer to include the securities of such officers, directors and Other Shareholders in the underwriting and may condition such offer on their acceptance of all applicable provisions of this Section 9. The Company shall (together with all Holders, officers, directors and Other Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and reasonably acceptable to the Company.

                  Notwithstanding any other provision of this Section 9.5, if the representative of the underwriter or underwriters advises the Initiating Holders in writing that marketing factors make it advisable to impose a limitation on the number of shares to be underwritten, the securities of the Company (other than Registrable Securities) held by officers or directors of the Company and by Other Shareholders shall be excluded from such registration to the extent so required by such limitation and if a limitation of the number of shares is still required, the Initiating Holders shall so advise all Holders of Registrable Securities whose securities would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

                  If any Holder of Registrable Securities, officer, director or Other Shareholder above disapproves of the terms of the underwriting, such party may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration.

                  If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

                  (C) TERMINATION. The Company's obligations under this Section
         9.5 shall terminate, as to any Holder, on the first Termination Date applicable to such Holder.

         9.6 COMPANY REGISTRATION.

                  (A) NOTICE OF REGISTRATION. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction, or a registration on any registration form which does not permit secondary sales, the Company will:

         (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

         (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder within fifteen (15) days after receipt of the written notice from the Company described in clause (i) above, except as set forth in subsection 9.6(b) below:

                  (B) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the written notice given pursuant to subsection 9.6(a)(i). In such event, the right of any Holder to registration pursuant to Section 9.6 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein.

         All Holders proposing to distribute their securities through such underwriting shall (together with the Company, directors and officers and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company.

                  Notwithstanding any other provision of this Section 9.6, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the underwriter may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: (i) securities (other than Registrable Securities) held by officers or directors of the Company and by Other Shareholders shall be excluded from such registration to the extent so required by such limitation, and (ii) if a limitation of the number of shares to be underwritten is still required, the Company shall so advise all Holders of Registrable Securities requesting registration, and the number of shares of Registrable Securities that may be included in the registration and underwriting on behalf of such Holders shall be reduced as required, such reduction to be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such persons at the time of filing the registration statement.

                  If any Holder of Registrable Securities or any officer, director or Other Shareholder disapproves of the terms of any such underwriting, such party may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

                  (C) TERMINATION. The Company's obligations under this Section
         9.6 shall terminate, as to any Holder, on the first Termination Date applicable to such Holder.

         9.7 REGISTRATION ON FORM S-3. The Company shall use its reasonable best efforts to qualify for the use of Form S-3 or any comparable or successor form or forms of the Commission; and to that end the Company shall register (whether or not required by law to do so) the Common Stock under the Exchange Act, in accordance with the provisions of the Exchange Act following the effective date of the first registration, if any, of any securities of the Company on Form S-1. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 9, the Holders of Registrable Securities shall have the right to request registrations on Form S-3 (by written request stating the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such Holder or Holders), subject only to the following:

         (i) No request made under this Section 9.7 shall require a registration statement requested therein to become effective
                  (a) prior to ninety (90) days after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering of Common Stock or (b) prior to the effective date of a registration statement referred to in (a) above if the Company shall theretofore have given written notice of such registration statement to the Holders of Registrable Securities pursuant to subsection 9.5(a) or 9.6(a) and shall have thereafter pursued the preparation, filing and effectiveness of such registration statement with diligence;

         (ii) The Company shall not be required to effect a registration pursuant to this Section 9.7 unless the Registrable Securities requested to be registered pursuant to this Section 9.7 have a proposed public offering price of $500,000 or more; and

         (iii) The Company shall not be required to effect more than two (2) registrations pursuant to this Section 9.7.

         The Company shall give notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this Section 9.7 and shall provide a reasonable opportunity for other Holders to participate in the registration, and, if the intended method of disposition specified as aforesaid is an underwritten public offering, participation by the Company and other holders of Common Stock shall be on the basis set forth in Section 9.5(b) above. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition.

         The Company's Obligations under this Section 9.7 shall terminate, as to any Holder, on the first Termination Date applicable to such Holder.

         9.8 EXPENSES OF REGISTRATION. The Company shall bear all Registration Expenses incurred in connection with any registration qualification and compliance by the Company pursuant to Sections 9.5, 9.6 and 9.7 hereof. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 9.5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses pro rata on the basis of the number of their shares so registered); provided, however, that (i) the Company shall be required to pay for any expenses of any registration proceeding begun pursuant to Section 9.5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, if at or prior to the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure to the Holders by the Company of such material adverse change, and (ii) in addition to its obligations under clause (i) of this provision, the Company shall be required to pay for the expenses of not more than one additional registration proceeding begun pursuant to Section 9.5 if the registration request is subsequently withdrawn, at the request of the Holders of a majority of the Registrable Securities to be registered, for any other reason. All Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered.

         9.9 REGISTRATION PROCEDURES. In the case of each registration effected by the Company pursuant to this Section 9, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. Except as provided in Section 9.7, at its expense, the Company will:

                  (a) keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs, provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration in accordance with the provisions of
         Section 9.15 hereof;

                  (b) furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request;

                  (c) Use its best efforts to register or qualify the Registrable Securities under the securities or blue-sky laws of such jurisdictions as any Holder may request; provided, however, that the Company shall not be obligated to register or qualify such Registrable Securities in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in order to effect such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder; and

                  (d) Use its best efforts to cause the Common Stock to be listed on a national securities exchange or the Nasdaq National Market.

         9.10 INDEMNIFICATION AND CONTRIBUTION.

                  (a) The Company, with respect to each registration, qualification and compliance effected pursuant to this Section 9, will indemnify and hold harmless each Holder, each of its officers, directors and partners, and each party controlling such Holder, and each underwriter, if any, and each party who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each party controlling such Holder, each such underwriter and each party who controls any such underwriter, for any legal and any other expenses incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based solely upon written information furnished to the Company by such Holder or underwriter, as the case may be, and stated to be specifically for use therein.

                  (b) Each Holder and Other Shareholder will, if Registrable Securities held by such party are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors and officers and each underwriter, if any, of the Company's securities covered by such a registration statement, each party who controls the Company or such underwriter, each other such Holder and Other Shareholder and each of their respective officers, directors and partners, and each party controlling such Holder or Other Shareholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Shareholders, directors, officers, partners, parties, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document solely in reliance upon and in conformity with written information furnished to the Company by such Holder or Other Shareholder and stated to be specifically for use therein; provided, however, that the obligations of such Holders and Other Shareholders hereunder shall be limited to an amount equal to the proceeds to each such Holder or Other Shareholder of securities sold as contemplated herein.

                  (c) Each party entitled to indemnification under this Section
         9.10 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have been advised by counsel that actual or potential differing interests or defenses exist or may exist between the Indemnifying Party and the Indemnified Party, in which case such expense shall be paid by the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

                  (d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either
         (i) any holder of Restricted Securities exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 9.10 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section
         9.10 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 9.10; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Restricted Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the public offering price of all such Restricted Securities offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

         9.11 INFORMATION BY HOLDER. Each Holder of Registrable Securities, and each Other Shareholder holding securities included in any registration, shall furnish to the Company such information regarding such Holder or Other Shareholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 9.

         9.12 LIMITATIONS ON REGISTRATION OF ISSUES OF SECURITIES. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder the right to require the Company to initiate any registration of any securities of the Company; provided that this Section
9.12 shall not limit the right of the Company to enter into any agreements with any holder or prospective holder of any securities of the Company giving such holder or prospective holder the right to require the Company, upon any registration of any of its securities, to include, among the securities which the Company is then registering, securities owned by such holder and provided further that the Board may waive the requirement that the Company not enter into any agreement giving a holder of any securities of the Company the right to require the Company to initiate registration of any securities of the Company, provided that, if such registration rights are more favorable than those granted to the Holders pursuant to this Section 9, then the terms of this Section 9 shall simultaneously be amended so as to include herein for the benefit of the Holders such more favorable terms. In addition, any right given by the Company to any holder or prospective holder of the Company's securities in connection with the registration of securities shall be conditioned such that it shall be
(i) consistent with the provisions of this Section 9 and with the rights of the Holders provided in this Agreement, and (ii) require the inclusion of Registrable Securities (within the meaning of this Agreement) in any registration required by any such holder or prospective holder on the same basis as securities of Other Shareholders are required to be included in registrations effected pursuant to Sections 9.5 and 9.6 of this Agreement.

         9.13 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

                  (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

                  (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

                  (c) So long as a Purchaser owns any Restricted Securities, furnish to the Purchasers forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement in connection with an offering of its Securities to the general public), and of the Securities

         Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing a Purchaser to sell any such securities without registration.

         9.14 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted by the Company under this Section 9 may be assigned by any Holder to a transferee or assignee of at least 177,000 shares of Registrable Securities (as adjusted for stock splits, combinations and other similar events affecting the Registrable Securities), provided that the Company is given written notice at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned, and provided further that the transferee or assignee of such rights agrees to be bound by the provision of this Section 9. No Holder of Registrable Securities shall have any rights under this Section 9 unless such Holder shall have executed this Agreement or an instrument in which it agrees to be bound by the terms of this Section 9.

         9.15 "MARKET STAND-OFF" AGREEMENT. Each Purchaser agrees, if requested by the Company and an underwriter of the Company's Common Stock (or other securities), not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by it during the one hundred eighty
(180) day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

                  (a) such agreement only applies to the first such registration statement of the Company including securities to be sold on its behalf to the public in an underwritten offering; and

                  (b) all Holders, Other Shareholders and officers and directors of the Company enter into similar agreements.

         Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.


                                   SECTION 10

                                  DEFINITIONS

         As used in this Agreement or in the Financing Documents, capitalized terms shall have the respective meanings set forth in this Agreement (including, without limitation, in Section 9.2 hereof) or set forth below or in the Section of this Agreement referred to below:

         AFFILIATE shall mean, as to any entity or person, any natural person, corporation, business trust, association, company, partnership, joint venture or other entity or government agency or political subdivision which directly or indirectly controls, is controlled by or is under common control with such entity or person.

         ANNUAL PLAN - SECTION 7.1(E).

         BALANCE SHEET - SECTION 3.7.

         BRIDGE INVESTORS shall mean Komasta and Tycho, together. Each of the Bridge Investors is also a Purchaser for purposes of this Agreement.

         BRIDGE LOAN FINANCING AGREEMENTS shall mean that certain Bridge Loan Financing Agreement dated as of June 18, 1997 between the Company and Tycho and that certain Bridge Loan Financing Agreement dated as of August 1, 1997 between the Company and Komasta, as the same may have been amended from time to time.

         BRIDGE NOTES shall mean, collectively, (i) that certain convertible promissory note dated June 18, 1997, in the original principal amount of $50,000, from the Company to Tycho and (ii) that certain convertible promissory note dated August 1, 1997, in the original principal amount of $450,000, from the Company to Komasta.

         BRIDGE WARRANTS shall mean the Komasta Bridge Warrant and the Tycho Bridge Warrant, together.

         BUSINESS - Section 3.21.

         BUSINESS PLAN - Section 3.1.

         BOARD shall mean the entire Board of Directors of the Company.

         CLOSING DATE and CLOSING DATES - Section 2.1.

         CODE - Section 3.30.

         COMMISSION shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         COMMON STOCK - Section 1.1.

         COMMON WARRANT SHARES shall mean, at any time, shares of Common Stock
(i) issued and then outstanding upon exercise of the Common Warrants, (ii) issuable upon exercise of the Common Warrants, and (iii) issued and then outstanding or issuable in respect of the Common Stock referred to in clauses
(i) and (ii) of this definition upon any stock split, stock dividend, recapitalization or similar event.

         CONVERSION SHARES shall mean at any time, shares of Common Stock (i) issued and then outstanding upon the conversion of the Series A Preferred purchased under this Agreement or upon the conversion of the Series A Preferred issued upon the exercise of the Preferred Warrants, (ii) issuable upon the conversion of the Series A Preferred purchased under this Agreement or upon the conversion of the Series A Preferred issuable upon the exercise of the Preferred Warrants, and (iii) issued and then outstanding or issuable in respect of the Common Stock referred to in clause (i) of this definition upon any stock split, stock dividend, recapitalization or similar event.

         EMPLOYMENT AGREEMENT - Section 3.20.

         ENVIRONMENTAL CLAIM shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of compliance or violation (written or oral) by any person or entity (including any governmental authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Material at any location, whether owned, operated, leased or managed by the Company or its Subsidiaries; or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

         ENVIRONMENTAL LAWS shall mean all laws or orders relating to the regulation or protection of human health, safety or the environmental (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Materials.

         ENVIRONMENTAL PERMITS - Section 3.23.

         EQUITY SECURITIES shall mean any stock or similar security, including without limitation securities containing equity features and securities containing profit participation features, or any security convertible or exchangeable, with our without consideration, into any stock or similar security, or any security carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

         EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended, and any regulations issued pursuant thereto.

         FINANCING DOCUMENTS shall mean collectively, the Shareholders' Agreement, the Management Rights Letters, the Warrants, and all other documents set forth in any other schedules or exhibits hereto, under which, upon its execution thereof, the Company, any Subsidiary, or any Related Party shall have an obligation to any Purchaser, all in the respective forms thereof as executed and as amended from time to time.

         FINANCIAL STATEMENTS - Section 3.7.

         FIRST CLOSING - Section 2.1.

         First Closing Date - Section 2.1.

         GKM - Section 5.18.

         GROUP shall mean:

                  (i) in the case of any Purchaser who is an individual, such Purchaser or any Affiliate of such Purchaser;

                  (ii) in the case of any Purchaser which is a pass-through entity, (A) such pass-through entity and any of its partners, members or other equity owners, (B) any corporation or other business organization to which such pass-through entity shall sell all or substantially all of its assets or with which it shall be merged or consolidated and (C) any Affiliate of such pass-through entity; and

                  (iii) in the case of any Purchaser which is a corporation, (A) any such corporation, its parent and any of such corporation's or parent's subsidiaries, (B) any corporation or other business organization to which such corporation shall sell all or substantially all of its assets or with which it shall be merged, and (C) any Affiliate of such corporation.

         HAZARDOUS MATERIALS shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, above ground or underground storage tanks and compressors or other equipment that contain polychlorinated biphenyls ("PCBs"); and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances, " "toxic pollutants," "pollutants", "contaminants" or words of similar import, under any

Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law.

         HOLDER - Section 9.2.

         INDEBTEDNESS shall mean any obligation of the Company, contingent or otherwise, which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a lien or security interest on, or payable out of the proceeds of or production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

         INITIAL PUBLIC OFFERING shall mean the first underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of Common Stock for the account of the Company, on a firm commitment basis.

         KOMASTA shall mean Komasta Properties, Ltd., having a business address at 111 Alozorov Street, Tel Aviv, Israel.

         KOMASTA BRIDGE WARRANT shall mean that certain Series A Preferred Stock Purchase Warrant dated August 1, 1997 and issued by the Company to Komasta.

         MANAGEMENT RIGHTS LETTERS - Section 5.12.

         MR. BLOOM - Section 5.18.

         PERSON shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

         PREFERRED WARRANTS - Section 1.1.

         PREFERRED WARRANT SHARES shall mean, at any time, shares of Series A Preferred (i) issued and then outstanding upon exercise of the Preferred Warrants, (ii) issuable upon exercise of the Preferred Warrants, and (iii) issued and then outstanding or issuable in respect of the Series A Preferred referred to in clauses (i) and (ii) of this definition upon any stock split, stock dividend, recapitalization or similar event.

         PROPRIETARY INFORMATION AGREEMENT - Section 3.20.

         QUALIFIED PUBLIC OFFERING - shall mean the first underwritten public offering following the date hereof pursuant to an effective registration statement under the Securities Act covering the offering and sale of Common Stock for the account of the Company, on a firm commitment basis in which (i) the aggregate gross proceeds to Company equal or exceed Fifteen Million Dollars ($15,000,000), and (ii) the public offering price equals or exceeds an amount equal to three (3) times the initial Conversion Price (as defined in the Restated Certificate) of the Series A Preferred.

         REINCORPORATION MERGER - Section 3.31

         RELATED PARTY shall mean any officer, director, employee or consultant of the Company or any Subsidiary or any holder of 5% or more of any class of capital stock of the Company or any Subsidiary or any member of the immediate family of any such officer, director, employee, consultant or shareholder or any entity controlled by any such officer, director, employee, consultant or shareholder or a member of the immediate family of any such officer, director, employee, consultant or shareholder.

         RELEASE shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, ground water or property.

         RESTATED CERTIFICATE - Section 1.1.

         RESTRICTED SECURITIES - Section 9.2.

         SECOND CLOSING - Section 2.1.

         SECOND CLOSING DATE - Section 2.1.

         SECURITIES ACT shall mean the Securities Act of 1933, as amended, and regulations issued pursuant thereto.

         SERIES A PREFERRED - Section 1.1

         SHAREHOLDERS' AGREEMENT - Section 5.11.

         SHARES - Section 1.2.

         SUBSEQUENT FINANCING shall mean the closing by the Company of a sale of Equity Securities to a third party who is not a Related Party, resulting in gross proceeds to the Company of at least $1,000,000 and at a price per share that is more than $5.62, on an as-converted to Common Stock basis.

         SUBSIDIARY shall mean any corporation, partnership, joint venture, association or other business entity at least 50% of the outstanding voting stock or voting interests of which is at the time owned or controlled, directly or indirectly, by the Company or by one or more of such Subsidiary entities or both.

         TECHNOLOGY - Section 3.16.

         TYCHO shall mean Tycho Investors LP, having a business address at 300 Hyerda Court, Goshen, Connecticut.

         TYCHO BRIDGE WARRANT shall mean that certain Series A Preferred Stock Purchase Warrant dated June 18, 1997 and issued by the Company to Tycho.

         WARRANTS shall mean the Common Warrants and the Preferred Warrants, together.

         WARRANT SHARES shall mean the Common Warrant Shares and the Preferred Warrant Shares, together.


                                   SECTION 11

                                 MISCELLANEOUS

         11.1 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

         11.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and shall survive each Closing.

         11.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the Company may not assign its rights hereunder. Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Purchasers shall inure to the benefit of any and all subsequent holders from time to time of the Shares, the Conversion Shares, the Warrants or the Warrant Shares.

         11.4 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto, which are an integral part of this Agreement) and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Except as otherwise expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the holders of greater than fifty percent (50%) of the Conversion Shares which have not been sold to the public, but in no event shall this paragraph be amended without the approval of the holders of at least seventy-five percent (75%) of such Conversion Shares, nor shall any other provision of this Agreement that specifies a requirement for a consent, vote or approval of the Purchasers or of the holders of Shares, Warrants, Warrants Shares or Conversion Shares be amended without the approval of the percentage of Purchasers or holders specified in such provision, or the obligation of any Purchaser hereunder increased except upon the written consent of such Purchaser.

         11.5 NOTICES, ETC.

                  (a) All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage prepaid, or delivered either by hand or by messenger, or sent via telex, telecopier, computer mail or other electronic means, addressed (a) if to a Purchaser, at the address shown on the Schedule of Purchasers, or at such other address as such Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, any Warrants, any Conversion Shares or any Warrant Shares, at such address as such holder shall have furnished to the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder thereof who has so furnished an address to the Company, or (c) if to the Company, 635 William Pitt Way, Pittsburgh, Pennsylvania 15328,
         Attn: President or at such other address as the Company shall have furnished to the Purchasers and each such other holder in writing.

                  (b) Any notice or other communications so addressed and mailed, postage prepaid, by registered or certified mail (in each case, with return receipt requested) shall be deemed to be given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

         11.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any of the parties hereto, upon any breach or default of any of the other parties hereto under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative.

         11.7 RIGHTS; SEPARABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         11.8 AGENT'S FEES AND SERVICES.

                  (a) The Company represents and warrants that it has retained no finder or broker or other person or firm in connection with the transactions contemplated by this Agreement, other than GKM as contemplated by Section 5.18. The Company agrees to pay compensation to GKM and Mr. Bloom as contemplated by Section 5.18, and accepts sole responsibility for and agrees to pay all agent's fees to any broker, finder or other person or firm in connection with the transactions contemplated herein, other than those which a Purchaser has agreed to pay pursuant to Section 11.8(b). In addition, the Company hereby agrees to indemnify and to hold the Purchasers harmless of and from any liability for any commission or compensation in the nature of an agent's fee to any broker, finder or other person or firm (and the costs and expenses of defending against such liability or asserted liability) arising from any act by the Company or any of its employees or representatives.

                  (b) Each Purchaser represents and warrants as to itself only that it has retained no finder or broker in connection with the transactions contemplated by this Agreement. Each Purchaser accepts sole responsibility for and agrees to pay all agent's fees to any broker, finder or other person or firm hired by such Purchaser in connection with the transactions contemplated herein, other than those which the Company has agreed to pay pursuant to Section 5.18 and
         Section 11.8(a). In addition, each Purchaser hereby agrees to indemnify and to hold the Company harmless of and from any liability for any commission or compensation in the nature of an agent's fee to any broker, finder or other person or firm (and the costs and expenses of defending against such liability or asserted liability) arising from any act by such Purchaser or any of its employees or representatives, other than those which the Company has agreed to pay pursuant to
         Section 5.18 and Section 11.8(a).

         11.9 LEGAL FEES AND EXPENSES. The Company shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. On each Closing Date (or if no closing shall take place, within thirty (30) days of receiving any statement or invoice therefor), the Company will pay the reasonable legal fees and out-of-pocket expenses of Shipman, Goodwin LLP, special counsel to the Purchasers, up to an aggregate of $25,000. with respect to this Agreement and the transactions contemplated hereby.

         11.10 TITLES AND SUBTITLES. The titles of the Sections and subsections of this Agreement are for convenience or reference only and are not to be considered in construing this Agreement.

         11.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

            [The remainder of this page is intentionally left blank;
                            signature page follows.]

                                                                       Exhibit A





                                                            SCHEDULE OF PURCHASERS


Name and Address                                       First Closing                                Second Closing
----------------                                       -------------                                --------------
                                           Total         Series A         Common         Preferred       Total         Series A
                                        Investment    Preferred Shares   Warrants         Warrants    Investment    Preferred Shares
                                        ----------    ----------------   --------         --------    ----------    ----------------
Axiom Venture Partners II               $1,375,000         244,662        48,932            None      $1,375,000         244,662
 Limited Partnership
CityPlace II - 17th Floor
Hartford, CT 06103

InterWest Partners VI, LP               $1,818,000         323,488        64,698            None      $1,818,000        323,488
3000 Sand Hill Road
Bldg 3, Suite 255
Menlo Park, CA 94025-7112

InterWest Investors VI, LP                 $57,000          10,142         2,028            None         $57,000         10,142
3000 Sand Hill Road
Bldg 3, Suite 255
Menlo Park, CA 94025-7112

Delphi Ventures III, L.P.            $1,227,891.32         218,486        43,697            None      $1,227,891        218,486
300 Sand Hill Road
Bldg 1, Suite 135
Menlo Park, CA 94025

Delphi BioInvestments III, L.P.         $22,109.08           3,934           787            None         $22,109          3,934
3000 Sand Hill Road
Bldg 1, Suite 135
Menlo Park, CA 94025

Oxford Bioscience Partners II, L.P.       $285,810          50,856        10,171            None        $285,810         50,856
315 Post Rd. West, Suite 2
Westport, CT 06880-4739

                                                            SCHEDULE OF PURCHASERS (cont.)



Name and Address                                       First Closing                                Second Closing
----------------                                       -------------                                --------------
                                           Total         Series A         Common         Preferred       Total         Series A
                                        Investment    Preferred Shares   Warrants         Warrants    Investment    Preferred Shares
                                        ----------    ----------------   --------         --------    ----------    ----------------
Oxford Bioscience Partners                $214,190          38,112         7,623             None       $214,190         38,112
  (Bermuda) II Limited
  Partnership
315 Post Rd. West, Suite 2
Westport, CT 06880-4739

Tycho Investors, LP                     $52,389.04*          9,322          None            4,448           None           None
300 Hyerda Court
Goshen, CT 06756

Komasta Properties, Ltd.                $1,000,000**       177,936          None           53,381           None           None
111 Alozorov Street
Tel Aviv, Israel

TOTALS                               $6,052,389.04       1,076,938       177,936           57,829     $5,000,000        889,680

*  By conversion of Bridge Note.

** $467,161.64 by conversion of Bridge Note and $532,838.36 in cash.

                                                                       EXHIBIT C



THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.


                                     NO. __
                           STOCK SUBSCRIPTION WARRANT

                          TO PURCHASE COMMON STOCK OF

                        CELLOMICS, INC. (THE "COMPANY")

                   DATE OF INITIAL ISSUANCE: JANUARY __, 1998

         THIS CERTIFIES THAT for value received, [PURCHASER] or its registered assigns (hereinafter called the "Holder") is entitled to purchase from the Company, at any time during the Term of this Warrant, ________________________ (_________) shares of common stock, $.01 par value, of the Company (the "Common Stock"), at the Warrant Price, payable in lawful money of the United States of America to be paid upon the exercise hereof. The exercise of this Warrant shall be subject to the provisions, limitations and restrictions herein contained, and may be exercised in whole or in part.

SECTION 1. DEFINITIONS.

         For all purposes of this Warrant, the following terms shall have the meanings indicated:

         COMMON STOCK - shall mean and include the Company's authorized Common Stock, $.01 par value, as constituted at the date hereof, and shall also include any capital stock of any class or series of the Company hereafter authorized which shall not be limited to a fixed sum or percentage of par value or of the purchase price of such stock in respect of the rights of the holders thereof to participate in dividends and/or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company. Notwithstanding the foregoing, for purposes of determining the class or series of the Company's capital stock which the Holder is entitled to purchase pursuant hereto, the term

"common stock" shall mean the Company's authorized Common Stock, $.01 par value, as constituted at the date hereof.

         EXCHANGE ACT - shall mean the Securities Exchange Act of 1934, as amended from time to time.

         SECURITIES ACT - the Securities Act of 1933, as amended from time to time.

         TERM OF THIS WARRANT - shall mean the period beginning on the date of initial issuance hereof and ending on the Termination Date.

         TERMINATION DATE - shall mean the earlier of (i) January ___, 2002 and
(ii) the date on which a Qualified Public Offering, as defined in the Purchase Agreement, closes, if the managing underwriter certifies to the Company in writing that it has determined that marketing factors make it advisable for the Warrants to expire upon the closing of such offering if not exercised prior to or upon the closing of such offering, provided that the Holder is given written notice of such determination at least thirty (30) days prior to the closing of such Offering.

         WARRANT PRICE - $6.60 per share, subject to adjustment in accordance with Section 5 hereof.

         WARRANTS - this Warrant and any other Warrant or Warrants issued pursuant to the Series A Preferred Stock and Warrant Purchase Agreement among the Company and the Purchasers named therein dated January ___, 1998 (the "Purchase Agreement") to such Purchasers, or to any transferees of such Purchasers.

         WARRANT SHARES - shares of Common Stock purchased or purchasable by the Holder of this Warrant upon the exercise hereof.

SECTION 2. EXERCISE OF WARRANT.

         2.1. PROCEDURE FOR EXERCISE OF WARRANT. To exercise this Warrant in whole or in part (but not as to any fractional share of Common Stock), the Holder shall deliver to the Company at its office referred to in Section 13 hereof at any time and from time to time during the Term of this Warrant: (i) the Notice of Exercise in the form attached hereto, (ii) cash, certified or official bank check payable to the order of the Company, wire transfer of funds to the Company's account, or evidence of any indebtedness of the Company to the Holder (or any combination of any of the foregoing) in the amount of the Warrant Price for each share being purchased, and (iii) this Warrant.

In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the Holder or such other name or names as may be designated by the Holder, shall be delivered to the Holder hereof within a reasonable time, not exceeding fifteen (15) days, after the rights



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represented by this Warrant shall have been so exercised; and, unless this
Warrant has expired, a new Warrant representing the number of shares (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof within such time. The person in whose name any certificate for shares of Common Stock is issued upon exercise of this Warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

         2.2. TRANSFER RESTRICTION LEGEND. Each certificate for Warrant Shares shall bear the following legend (and any additional legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Warrant Shares may, at the time of such exercise, be listed) on the face thereof unless at the time of exercise such Warrant Shares shall be registered under the Securities Act:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution under a registration statement of the securities represented thereby) shall also bear such legend unless, in the opinion of counsel for the holder thereof (which counsel shall be reasonably satisfactory to counsel for the Company) the securities represented thereby are not, at such time, required by law to bear such legend.

         SECTION 3. COVENANTS AS TO COMMON STOCK. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that it will pay when due and payable any and all federal and state taxes which may be payable in respect of the issue of this Warrant or any Common Stock or certificates therefor issuable upon the exercise of this Warrant. The Company further covenants and agrees that the Company will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. The Company further covenants and agrees that if any shares of capital stock to be reserved for the purpose of the issuance of shares upon the exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon exercise, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If and so long as the Common Stock issuable upon the exercise of this Warrant is listed on any national securities exchange, the Company


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

will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon exercise of this Warrant.

SECTION 4. ADJUSTMENT OF NUMBER OF SHARES. Upon each adjustment of the Warrant Price as provided in Section 5, the Holder shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of shares (calculated to the nearest tenth of a share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment.


SECTION 5. ADJUSTMENT OF WARRANT PRICE. The Warrant Price shall be subject to adjustment from time to time as follows:

         (i) If the Company shall at any time or from time to time during the Term of this Warrant issue shares of Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the Warrant Price in effect immediately prior to the issuance of such Common Stock, the Warrant Price in effect immediately prior to each such issuance or adjustment shall forthwith (except as provided in this clause (i)) be adjusted to a price equal to the quotient obtained by dividing:

                  (A) an amount equal to the sum of

                  (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance multiplied by the Warrant Price in effect immediately prior to such issuance, plus

                  (y) the consideration received by the Company upon such issuance, by

                  (B) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately after the issuance of such Common Stock.


         For the purposes of any adjustment of the Warrant Price pursuant to this clause (i), the following provisions shall be applicable:

         1. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any

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


                  discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

         2. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the Company, irrespective of any accounting treatment; provided, however, that such fair market value as determined by the Board of Directors, together with any cash consideration being paid, shall not exceed the aggregate Current Market Price (as hereinafter defined) of the shares of Common Stock being issued.

         3. In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or
                  (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                  (A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above with the proviso in subdivision (2) being applied to the number of shares of Common Stock deliverable upon such exercise), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                  (B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversions or exchanges thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above with the proviso in subdivision (2) being applied to the number of shares of Common Stock deliverable upon such conversion, exchange or exercise);


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

                  (C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Warrant Price shall forthwith be readjusted to such Warrant Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change being made upon the basis of such change; and

                  (D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Warrant Price shall forthwith be readjusted to such Warrant Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities being made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

         (ii) "Excluded Stock" shall mean shares of Common Stock excluded from the definition of "Additional Shares of Common Stock" set forth in Article III, Part B, Section 3(d)(i)(4) of the Company's Restated Certificate of Incorporation as in effect on January __, 1998.

         (iii) If, at any time during the Term of this Warrant, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Warrant Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

         (iv) If, at any time during the Term of this Warrant, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Warrant Price shall appropriately increase so that the number of shares of Common Stock issuable upon the exercise hereof shall be decreased in proportion to such decrease in outstanding shares.

         (v) In case, at any time during the Term of this Warrant, the Company shall declare a cash dividend upon its Common Stock payable otherwise than out of earnings or earned surplus or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends and distributions) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Company convertible into or exchangeable for Common Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution, the Warrant Price in effect thereafter shall be determined by multiplying the Warrant Price in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the difference of (x) the Current Market Price of one share of Common Stock minus (y) the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the stock, securities, evidences of indebtedness, assets, options or rights so distributed in respect of one share of Common Stock, and of which the denominator shall be such Current Market Price.

         (vi) All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-tenth (1/10) of a share, as the case may be.

         (vii) For the purpose of any computation pursuant to this Section 5, the Current Market Price at any date of one (1) share of Common Stock shall be deemed to be the average of the daily closing prices for the thirty (30) consecutive business days ending no more than fifteen (15) business days before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) business day period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or as reported by Nasdaq (or if the Common Stock is not at the time listed or admitted for trading on any such exchange or if prices of the Common Stock are not reported by Nasdaq then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by The National Quotation Bureau Incorporated or any similar reputable quotation and reporting service, if such quotation is not reported by The National Quotation Bureau Incorporated); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause (vii) are available for the period required hereunder, the Current Market Price shall be determined in good faith by the Board of Directors of the Company or, if such determination cannot be made, by a nationally recognized independent investment banking firm selected by the Board of Directors of the Company (or if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules).

         (viii) Whenever the Warrant Price shall be adjusted as provided in
Section 5, the Company shall prepare a statement showing the facts requiring such adjustment and the Warrant Price that shall be in effect after such adjustment. The Company shall cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder of this Warrant at its, his or her address appearing on the Company's records. Where appropriate, such copy may be given in advance and may be included as part of the notice required to be mailed under the provisions of subsection (x) of this Section 5.

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

         (ix) Adjustments made pursuant to clauses (iii), (iv) and (v) above shall be made on the date such dividend, subdivision, split-up, combination or distribution, as the case may be, is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend, subdivision, split-up, combination or distribution.

         (x) In the event the Company shall propose to take any action of the types described in clauses (iii), (iv), or (v) of this Section 5, the Company shall forward, at the same time and in the same manner, to the Holder of this Warrant such notice, if any, which the Company shall give to the holders of capital stock of the Company.

         (xi) In any case in which the provisions of this Section 5 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the Holder of all or any part of this Warrant which is exercised after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such exercise before giving effect to such adjustment exercise; provided, however, that the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

         (xii) The sale or other disposition of any Common Stock theretofore held in the treasury of the Company shall be deemed to be an issuance thereof.

SECTION 6. OWNERSHIP.

         6.1. OWNERSHIP OF THIS WARRANT. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary until presentation of this Warrant for registration of transfer as provided in this Section 6.

         6.2. TRANSFER AND REPLACEMENT. This Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof in person or by duly authorized attorney, and a new Warrant or Warrants, of the same tenor as this Warrant but registered in the name of the transferee or transferees (and in the name of the Holder, if a partial transfer is effected) shall be made and delivered by the Company upon surrender of this Warrant duly endorsed, at the office of the Company referred to in Section 13 hereof. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction, and, in such case, of indemnity or security reasonably satisfactory to it, and upon surrender of this Warrant if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant; provided that if the Holder hereof is an instrumentality of a state or local government or an institutional holder or a nominee for such



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an instrumentality or institutional holder an irrevocable agreement of indemnity by such Holder shall be sufficient for all purposes of this Section 6, and no evidence of loss or theft or destruction shall be necessary. This Warrant shall he promptly cancelled by the Company upon the surrender hereof in connection with any transfer or replacement. Except as otherwise provided above, in the case of the loss, theft or destruction of a Warrant, the Company shall pay all expenses, taxes and other charges payable in connection with any transfer or replacement of this Warrant, other than stock transfer taxes (if any) payable in connection with a transfer of this Warrant, which shall be payable by the Holder. Holder will not transfer this Warrant and the rights hereunder except in compliance with federal and state securities laws.

SECTION 7. MERGERS, CONSOLIDATION, SALES. In the case of any proposed consolidation or merger of the Company with another entity, or the proposed sale of all or substantially all of its assets to another person or entity, or any proposed reorganization or reclassification of the capital stock of the Company, then, as a condition of such consolidation, merger, sale, reorganization or reclassification, lawful and adequate provision shall be made whereby the Holder of this Warrant shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for the number of shares of such Common Stock purchasable hereunder immediately before such consolidation, merger, sale, reorganization or reclassification. In any such case appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any such consolidation, merger or sale unless (i) either (A) the Holder shall have given its written consent thereto, or (B) the other party to the consolidation, merger or sale is not controlled by, does not control, and is not under common control with, the Company and the transaction is not being undertaken with the purpose of diminishing, defeating or avoiding the Holder's rights hereunder, and
(ii) prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder is entitled to receive.

SECTION 8. NOTICE OF DISSOLUTION OR LIQUIDATION. In case of any distribution of the assets of the Company in dissolution or liquidation (except under circumstances when the foregoing Section 7 shall be applicable), the Company shall give notice thereof to the Holder hereof and shall make no distribution to shareholders until the expiration of thirty (30) days from the date of mailing of the aforesaid notice and, in any case, the Holder hereof may exercise this Warrant within thirty (30) days from the date of the giving of such notice, and all rights herein granted not so exercised within such thirty-day period shall thereafter become null and void.

SECTION 9. NOTICE OF EXTRAORDINARY DIVIDENDS. If the Board of Directors of the Company shall declare any dividend or other distribution on its Common Stock except out of


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earned surplus or by way of a stock dividend payable in shares of its Common
Stock, the Company shall mail notice thereof to the Holder hereof not less than thirty (30) days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution, and the Holder hereof shall not participate in such dividend or other distribution unless this Warrant is exercised prior to such record date. The provisions of this Section 9 shall not apply to distributions made in connection with transactions covered by
Section 7.

SECTION 10. FRACTIONAL SHARES. Fractional shares shall not be issued upon the exercise of this Warrant but in any case where the Holder would, except for the provisions of this Section 10, be entitled under the terms hereof to receive a fractional share upon the complete exercise of this Warrant, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the excess of the value of such fractional share (determined in such reasonable manner as may be prescribed in good faith by the Board of Directors of the Company) over the Warrant Price for such fractional share.

SECTION 11. SPECIAL ARRANGEMENTS OF THE COMPANY. The Company covenants and agrees that during the Term of this Warrant, unless otherwise approved by the Holder of this Warrant:

         11.1. WILL RESERVE SHARES. The Company will reserve and set apart and have available for issuance at all times, free from preemptive or other preferential rights, the number of shares of authorized but unissued Common Stock deliverable upon the exercise of this Warrant.

         11.2. WILL NOT AMEND CERTIFICATE. The Company will not amend its Certificate of Incorporation to eliminate as an authorized class of capital stock that class denominated as "Common Stock" on the date hereof.

         11.3. WILL BIND SUCCESSORS. This Warrant shall be binding upon any corporation or other person or entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets.

SECTION 12. REGISTRATION RIGHTS; ETC. The holder of the Warrant Shares is entitled to certain registration rights with respect to the Warrant Shares, as set forth in the Purchase Agreement.

SECTION 13. NOTICES. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered at, or sent by certified or registered mail to, the Holder at ______________________ or to such other address as shall have been furnished to the Company in writing by the Holder. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by certified or registered mail to, the Company at 635 William Pitt Way, Pittsburgh, Pennsylvania 15328, Attn:
President or to such other address as shall have been furnished in writing to the Holder by the Company. Any notice so addressed and mailed by registered or certified mail shall be deemed to be given



                                     - 10 -
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when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

SECTION 14. NO RIGHTS AS STOCKHOLDER: LIMITATION OF LIABILITY. This Warrant shall not entitle the Holder to any of the rights of a shareholder of the Company. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Warrant Price hereunder or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

SECTION 15. LAW GOVERNING. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut.

SECTION 16. MISCELLANEOUS.

         (a) This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party (or any predecessor in interest thereof) against which enforcement of the same is sought. The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

         (b) All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.


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         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer this _______ day of January, 1998.



                                           CELLOMICS, INC.


                                           By:
                                              --------------------------------
                                              Name:
                                              Title:

                                                                       EXHIBIT D




THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION THEREUNDER.

CELLOMICS, INC. SERIES A PREFERRED STOCK PURCHASE WARRANT

         CELLOMICS, INC. (the "Company"), a Pennsylvania corporation, with its principal place of business at 635 William Pitt Way, Pittsburgh, PA 15238, hereby certifies that for value received KOMASTA PROPERTIES LTD ("KOMASTA") having its business address at 111 Alozorov Street, Tel Aviv, Israel (the "Holder") is entitled at any time and from time to time beginning on the date of this Warrant and ending at 5:00 P.M. Eastern Standard Time on the 31st day of July, 2002, to purchase 53,381 shares of the Company's Series A Preferred Stock at the Warrant Price Per Share, each as adjusted pursuant to the terms of this Warrant. The exercise of this Warrant shall be subject to the terms, conditions and limitations set forth herein.

         1. DEFINITIONS.

         As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

         A. SERIES A PREFERRED STOCK means and includes the Company's authorized Series A Preferred Stock, as constituted at the date hereof.

         B. COMPANY means and includes any corporation which shall succeed to or assume the obligations of the Company hereunder, by assignment or merger or consolidation or otherwise.

         C. CURRENT VALUE means such value as shall be determined in good faith by the Board of Directors of the Company.

         D. TERMINATION DATE means July 31, 2002.

         E. WARRANT PRICE PER SHARE means Eight Dollars and Forty-Three Cents ($8.43) per share, subject to adjustment in accordance with Section 4 hereof.

         F. WARRANT RIGHTS means the Holder's right to purchase that 53,381 shares of Series A Preferred Stock as adjusted at the Warrant Price Per Share in accordance with the terms and conditions of this Warrant.

         G. WARRANT SHARES means shares of Series A Preferred Stock purchased or purchasable by the Holder upon exercise hereof.

         H. TERMINATION DATE means June 18, 2002.

         2. WARRANTIES AND REPRESENTATIONS OF HOLDER. Holder represents, warrants and acknowledges that: (i) the Holder has adequate means of providing for its current needs and possible contingencies, and anticipates no need now or in the foreseeable future to sell its shares of Series A Preferred Stock, (ii) the Holder has had an opportunity to ask questions of and receive answers from the Company concerning its investment in the Company, and all such questions have been answered to its full satisfaction, (iii) the Holder intends to hold shares of the Series A Preferred Stock for its own account for investment, and not with a view toward any resale or other distribution of such Series A Preferred Stock, (iv) investment in the Company involves a high degree of risk, no tax advantages will result from an investment in the Company, and the Holder must be able to bear the economic risk of complete loss of its investment in the Company, (v) the Holder has received no representations and warranties from Company other than those otherwise set forth herein, (vi) the Holder has the knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of this investment, provided, however, if the Holder does not have such knowledge and experience, the Holder has consulted with an attorney, accountant or other financial consultant or advisor, as its purchaser representative, and such person is capable of evaluating the risk of this investment and of so advising the Holder thereof, and (vii) the Holder acknowledges that the Company's Series A Preferred Stock has not been registered under the Securities Act of 1933, the Pennsylvania Securities Act or any other state securities act, and agrees that any shares of Series A Preferred Stock in the Company acquired by the Holder may not be transferred during the period ending twelve months from the date of acquisition.

         3. EXERCISE OF WARRANT.

         A. CONDITIONS OF EXERCISE. The Holder is entitled to exercise this Warrant on only one occasion. In the event this Warrant is exercised as to less than all the Warrant Shares purchasable hereunder, the Holder shall be deemed to have forfeited the Holder's rights to such unexercised shares. To exercise this Warrant, the Holder shall deliver to the Company at its office referred to herein, or at such office as the Company may from time to time so designate, at any time and from time to time during the Term of this Warrant: (i) the Notice of Exercise in the form attached hereto, (ii) cash, certified or official bank check payable to the order of the Company, wire transfer of funds to the Company's account, or evidence of any indebtedness of the Company to the Holder (or any combination of any of the foregoing) in the amount of the Warrant Price Per Share for each share of Series A Preferred Stock covered by such Notice of Exercise, and (iii) this Warrant.

         B. TRANSFER RESTRICTION LEGEND. The certificate for Warrant Shares shall bear the following legend (and any additional legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Warrant Shares may, at the time of such exercise, be listed) on the face thereof unless at the time of exercise such Warrant Shares shall be registered under the Securities Act:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution under a registration statement of the securities represented thereby) shall also bear such legend unless, in the opinion of counsel for the holder thereof (which counsel shall be reasonably satisfactory to counsel for the Company) the securities represented thereby are not, at such time, required by law to bear such legend.

         4. ADJUSTMENTS TO WARRANT PRICE PER SHARE.

         (i) In the case of any proposed consolidation or merger of the Company with another entity, or the proposed sale of all or substantially all of its assets to another person or entity or any proposed reorganization or reclassification of the capital stock of the Company, then, as a condition of such consolidation, merger, sale, reorganization or reclassification, lawful and adequate provision shall be made whereby the Holder of this Warrant shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, in lieu of the shares of Series A Preferred Stock immediately theretofore purchasable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for the number of shares of such Series A Preferred Stock purchasable hereunder immediately before such consolidation, merger, sale, reorganization or reclassification. In any such case, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof shall thereafter be applicable as nearly as may be, in relation to any shares to stock, securities or assets thereafter deliverable upon the exercise of this Warrant.

         (ii) If, at any time during the term of this Warrant, the number of shares of Series A Preferred Stock outstanding is increased by a stock dividend payable in shares of Series A Preferred Stock or by a subdivision or split-up of shares of Series A Preferred Stock, then, following the record date fixed for the determination of holders of Series A Preferred Stock entitled to receive such stock dividend, subdivision or split-up, the Warrant Price Per Share shall be proportionately decreased and the number of shares of Series A Preferred Stock issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

         (iii) If, at any time during the term of this Warrant, the number of shares of Series A Preferred Stock outstanding is decreased by a combination of the outstanding shares of Series A Preferred Stock, then, following the record date for such combination, the Warrant Price Per Share shall be proportionately increased and the number of shares of Series A Preferred Stock issuable upon the exercise hereof shall be decreased in proportion to such decrease in outstanding shares.

         (iv) In case, at any time during the term of this Warrant, the Company shall declare a cash dividend upon its Series A Preferred Stock payable otherwise than out of earnings or earned surplus or shall distribute to holders of its Series A Preferred Stock shares of its capital stock (other than Series A Preferred Stock), stock or other securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends and for Series A Preferred Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Series A Preferred Stock entitled to receive such dividend or distribution, the Warrant Price Per Share in effect thereafter shall be determined by multiplying the Warrant Price Per Share in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the difference of (x) the Current Value of one share of Series A Preferred Stock minus (y) the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the stock, securities, evidences of indebtedness, assets, options or rights so distributed in respect of one share of Series A Preferred Stock, and of which the denominator shall be such Current Value. Upon each adjustment of the Warrant Price Per Share as provided in this Section 4(iv), the Holder shall thereafter be entitled to purchase, at the Warrant Price Per Share resulting from such adjustment, the number of shares (calculated to the nearest tenth of a share), obtained by multiplying the Warrant Price Per Share in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Price Per Share resulting from such adjustment.

         5. NOTICE OF DISSOLUTION OR LIQUIDATION. In case of any distribution of assets of the Company in dissolution or liquidation (except under circumstances when the foregoing Section 4 shall be applicable), the Company shall give notice thereof to the Holder hereof and shall make no distribution to shareholders until the expiration of fifteen (15) days from the date of mailing of the aforesaid notice and, in any case, the Holder hereof may exercise the Warrant Rights within fifteen (15) days from the date of the giving of such notice, and all rights herein granted not so exercised within such fifteen-day period shall thereafter become null and void.

         6. FURTHER ASSURANCES. The Company will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock upon the exercise of this Warrant from time to time outstanding.

         7. RESERVATION OF STOCK ISSUABLE ON EXERCISE OF WARRANT. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, all shares of Series A Preferred Stock (or other Securities) from time to time issuable upon the exercise of this Warrant.

         8. NOTICES. All Notices required or permitted to be given hereunder shall be given in writing and shall be deemed to be sufficiently given when either (a) personally delivered or (b) when deposited in the U.S. mail with postage prepaid and duly addressed to the party at its address set forth above, provided that such notice shall also be sent by mail return receipt requested or by overnight mail by a nationally recognized carrier or by telecopier or facsimile.

         9. WARRANT RIGHTS; ETC. The holder of the Warrant Shares is entitled to those rights that are set forth in the Company's Restated Certificate of Incorporation, as amended form time to time, and in that certain Series A Preferred Stock and Warrant Purchase Agreement dated January 20, 1998 by and between the Company and certain Purchasers, including but not limited to registration rights, liquidation rights, conversion rights and redemption rights.

         10. NO RIGHTS AS STOCKHOLDER; LIMITATION OF LIABILITY AND RIGHTS. This Warrant shall not entitle the Holder to any of the rights of a shareholder of the Company. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Series A Preferred Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Warrant Price hereunder or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. Nothing in this Warrant shall be construed to give any person or corporation other than the Company and the Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and the Holder.

         11. MISCELLANEOUS. This Warrant and any term hereof may be changed. waived, discharged or terminated by agreement between the Company and the Holder. This Warrant shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Pennsylvania. The headings in this Warrant are for reference only, and shall not limit or otherwise affect any of the terms hereof. For the purposes of this Warrant terms appearing in the singular include the plural and terms appearing in the masculine gender include the feminine gender.

         12. AUTOMATIC CONVERSION. If, at any time during the term of this Warrant, all of the outstanding shares of Series A Preferred Stock are automatically converted into Common Stock pursuant to Article III-B, Section 3(b) of the Company's Restated Certificate of Incorporation, then, upon the exercise of this Warrant, the Company shall issue to the Holder, in lieu of shares of Series A Preferred Stock, shares of Common Stock in an amount equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock would have been converted upon such automatic conversion of all outstanding Series A Preferred Stock.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer this 21 day of January, 1998.


Dated:



WITNESS/ATTEST:                              CELLOMICS, INC., Issuer


                                             By:
-----------------------------                   ------------------------------
                                                President

                           FORM OF NOTICE OF EXERCISE

(To be signed only upon exercise of Warrant).

TO:      Cellomics, Inc.
         635 William Pitt Way
         Pittsburgh, PA 15238

         The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, 53,381 shares of Cellomics, Inc.'s Series A Preferred Stock and herewith makes payment of the Warrant Price Per Share for each share of Series A Preferred Stock and requests that the certificates for such shares be issued in the name of, and delivered to, Komasta Properties Ltd, 111 Alozorov Street, Tel Aviv, Israel.


Dated:
                                             Komasta Properties, Ltd.


                                             By:
                                                -------------------------------

                                             Title:
                                                   ----------------------------